Exhibit (d)

This description of the Province of Ontario is dated December 13, 2012 and appears as Exhibit (d) to the Province of Ontario’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2012.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED) IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE USED OR RELIED UPON IN CONNECTION WITH THE PURCHASE OR SALE OF ANY SECURITIES OF THE PROVINCE OF ONTARIO, IS NOT A PROSPECTUS, INFORMATION MEMORANDUM OR SIMILAR DOCUMENT AND IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE PROVINCE OF ONTARIO.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. All foreign currency conversions are reported at statement date exchange rates, unless otherwise specified. The noon exchange rate between the U.S. dollar and the Canadian dollar published by the Bank of Canada on December 12, 2012 was approximately $1.00 = U.S.$ 1.0148. See “4. Public Debt — (4) Selected Debt Statistics — The Canadian Dollar.”

In this document, statistics for the economy of the Province of Ontario (“Ontario” or the “Province”) are set forth on a calendar year basis at market prices, except as otherwise indicated. Economic statistics for recent years frequently are estimates or preliminary figures which are subject to adjustment. Financial statistics for the Province are set forth on a fiscal year basis (from April 1 to March 31 of the succeeding year), unless otherwise noted.

In this document, unless otherwise specified, references to average growth rates refer to the average annual compound rate of growth. This is computed by expressing the amount of growth during the period as a constant annual rate of growth compounded annually. The computational procedure used is the geometric average of the annual rates from the first to the last year’s observation of the variables.

This document appears as an exhibit to the Province’s Annual Report to the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K for the fiscal year ended March 31, 2012. Additional information with respect to the Province is available in such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments are available to the public on the Internet on the SEC’s web site located at http://www.sec.gov and can be read and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room and the applicable copy charges. Copies of such documents may also be obtained without charge from the Province of Ontario, Ontario Financing Authority, Capital Markets Division, One Dundas Street West, 14th Floor, Toronto, Ontario M5G 1Z3, telephone (416) 325-8053.

PROVINCE OF ONTARIO SUMMARY INFORMATION

The following information is a summary only and is qualified in its entirety by the detailed information elsewhere in this document. Unless otherwise indicated, all dollar amounts are expressed in Canadian dollars.

	Year ended December 31,
	2007	2008	2009	2010	2011
	(in millions unless otherwise indicated)
Economy(1)
Gross Domestic Product at Market Prices	$597,912	$604,164	$593,916	$625,045	$654,561
Primary Household Income	$401,295	$412,183	$410,562	$424,170	$438,093
Consumer Price Index (annual change)	1.8%	2.3%	0.4%	2.5%	3.1%
Unemployment (average annual rate)	6.4%	6.5%	9.0%	8.7%	7.8%

	2008-09	2009-10	2010-11	2011-12	Current Outlook 2012-13(2)
	(in millions)
Government Finances
Revenue	$97,532	$96,313	$107,175	$109,773	$113,019
Expense
Programs	95,375	106,856	111,706	112,660	115,788
Interest on Debt	8,566	8,719	9,480	10,082	10,601

Total Expense	103,941	115,575	121,186	122,742	126,389

Surplus/(Deficit) Before Reserve	$(6,409)	$(19,262)	$(14,011)	$(12,969)	$(13,371)
Reserve	$—	$—	$—	$—	$1,000

Surplus/(Deficit)	$(6,409)	$(19,262)	$(14,011)	$(12,969)	$(14,371)
Net Debt(3)	169,585	193,589	214,511	235,582	257,627
Accumulated Deficit(4)	$113,238	$130,957	$144,573	$158,410	$172,781

	As at March 31,
	2009	2010	2011	2012
	(in millions)
Public Sector Debt
Net Debt(3)	$169,585	$193,589	$214,511	$235,582
Obligations Guaranteed	721	734	631	681
Other Public Sector Debt	13,516	12,969	13,217	16,717

Total	$183,822	$207,292	$228,359	$252,980

Sources: Ontario Ministry of Finance and Statistics Canada.

(1)	See “2. Economy — (2) Recent Economic Developments” for the most recently available economic indicators.

(2)	Fiscal forecast as presented in the 2012 Ontario Economic Outlook and Fiscal Review.

(3)

Net Debt is calculated as the difference between liabilities and financial assets. Starting in 2009-10, Net Debt includes the net debt of hospitals, school boards and colleges (“BPS”) as a result of change in the method of consolidation. For comparative purposes, Net Debt has been restated from 2005-6 to 2008-9 to conform with this revised presentation. The annual change in Net Debt is equal to the surplus/deficit of the Province plus the change in tangible capital assets, and, effective April 1, 2007, the change in the fair value of the Ontario Nuclear Funds.

(4)

Accumulated Deficit is calculated as the difference between liabilities and total assets, including tangible capital assets. The annual change in Accumulated Deficit is equal to the surplus/deficit plus, effective April 1, 2007, the change in the fair value of the Ontario Nuclear Funds. The change in the Accumulated Deficit in 2009-10 included an adjustment to school boards minor capital assets, and in 2011-12 International Financial Reporting Standards (“IFRS”) and Public Sector Accounting Board (“PSAB”) transitional impact.

1.  OVERVIEW

Area and Population

The Province of Ontario covers an area of approximately 1,076,395 square kilometres (415,598 square miles), about 10.8% of Canada, and is about 11.0% as large as the United States. The estimated population of Ontario on July 1, 2012 was 13.5 million, or 38.7% of Canada’s population of 34.9 million. Since 1992, the populations of Ontario and Canada have increased at average annual rates of 1.2% and 1.0%, respectively. Although it constitutes only 12% of the area of the Province, southern Ontario contains approximately 94.0% of its population (as of July 1, 2011). The population of the Greater Toronto Area, the largest metropolitan area in Canada, was estimated to be 6.3 million on July 1, 2011.

Government

Canada is a federation with a parliamentary system of government. Constitutional responsibilities are divided between the federal government, the 10 provinces and the 3 territories.

The Premier of the Province of Ontario (the “Premier”) is traditionally the leader of the political party with the greatest number of members elected to the Legislative Assembly. The Cabinet through the Lieutenant Governor, who represents the Crown, formally exercises executive power. Cabinet ministers are usually nominated from among members of the Premier’s party. The Legislative Assembly consists of 107 seats, each representing a specified territorial division of the Province, and is elected for a four-year term. A dissolution of the Legislative Assembly prior to the end of the four-year term may be requested by the Premier at the Premier’s own volition or if the government loses the confidence of the Legislative Assembly by being defeated on an important vote.

The last Provincial election was held on October 6, 2011. The Ontario Liberal Party currently has 53 seats in the Legislative Assembly, the Progressive Conservative Party of Ontario has 36 seats and the New Democratic Party of Ontario has 18 seats. The current government of the Province is formed by the Ontario Liberal Party.

Economic Setting

Gross Domestic Product (“GDP”) at current market prices in 2011 was $654,561 million, representing 37.1% of the Canadian GDP. Personal disposable income per capita in 2011 was $28,660, 0.6% below the national average.

An indication of the Province’s importance in several areas of Canadian economic activity is illustrated below.

ONTARIO’S SHARE OF CANADIAN ECONOMIC ACTIVITY, 2010-2011

	Total Canadian Economic Activity	Ontario’s Share of Canadian Total	Total Canadian Economic Activity	Ontario’s Share of Canadian Total
	(in millions)	(%)	(in millions)	(%)
	2010	2010	2011	2011
Gross Domestic Product	$1,664,762	37.5	$1,762,432	37.1
Business Investment	307,501	30.4	334,830	30.8
Exports	482,335	63.9	539,286	62.1
Consumption	914,813	38.9	955,950	38.8
Personal Household Income	1,077,587	39.4	1,130,376	38.8

Sources: Statistics Canada and Ontario Ministry of Finance.

The Provincial economy displays many of the characteristics of a mature economy, including substantial secondary and service sectors. In broad terms, the primary sector is composed of agriculture, mining and forestry, while manufacturing, utilities and construction form the secondary sector. The remaining categories, such as transportation, communication, wholesale and retail trade and business and public service, make up the service sector. Ontario shows a stronger concentration in manufacturing than both the United States and the whole of Canada.

PERCENTAGE DISTRIBUTION OF REAL GROSS DOMESTIC PRODUCT BY INDUSTRY, 2010-2011

(at 2002 Prices)

	Ontario		Canada		United States(1)
	2010	2011	2010	2011	2010	2011
	(%)	(%)	(%)	(%)	(%)	(%)
Goods(2)	24.3	24.4	28.4	28.7	20.6	20.5
Of which: Primary	1.5	1.5	6.8	6.8	2.9	2.8
Manufacturing	15.1	15.2	12.8	12.8	12.6	12.8
Services	75.7	75.6	71.6	71.3	79.4	79.5

Total	100.0	100.0	100.0	100.0	100.0	100.0

Sources: Statistics Canada and the United States Bureau of Economic Analysis.

(1)	United States real Gross Domestic Product by industry is reported in 2005 prices.

(2)	Consists of primary, utilities, construction and manufacturing industries.

Foreign Relations

The Province has no direct diplomatic relations with foreign countries, but has developed a high degree of international activity in order to facilitate investment in Ontario.

2.  ECONOMY

(1)  Major Economic Indicators

Overview

Ontario’s GDP at current market prices in 2011 was $654,561 million. GDP in constant 2002 dollars (“Real GDP”) was $605,180 million in 2011, an increase of 1.8% from 2010. The five-year average annual growth rate of real GDP from 2007 to 2011 was 0.3%. Real GDP increased 0.5% in the second quarter of 2012, following a 0.6% increase in the first quarter.

Ontario’s economy expanded by 1.8% in 2011, following a 3.2% gain in 2010. Household consumption grew by 2.1% while residential construction increased 3.8%. Business investment in machinery and equipment jumped 19.7% after rising 10.6% in 2010. Real non-residential construction investment increased 5.3%, following three consecutive annual declines. Exports increased by 5.7% in 2011, following a 8.5% gain in 2010.

The following table provides a summary of major economic indicators for Ontario from 2007 to 2011. For the most recently available economic indicators, see “2. Economy — (2) Recent Economic Developments”.

MAJOR ECONOMIC INDICATORS

	Year ended December 31,					Average Annual Rate of Growth 2008-2011
	2007	2008	2009	2010	2011
	(in millions unless otherwise indicated)					(%)
Household Consumption Expenditure	$324,822	$337,536	$337,552	$355,522	$370,610	3.4
Government Current Expenditure	114,363	125,459	134,055	140,677	146,514	6.4
Business Gross Fixed Capital Formation	96,595	98,072	89,471	93,597	103,040	1.6
Exports of Goods and Services	339,173	329,777	284,651	308,030	334,808	(0.3)
Imports of Goods and Services	313,705	326,345	285,408	315,215	344,026	2.3
Total Investment in Inventories	5,915	5,912	(2,395)	463	1,582	—
Statistical Discrepancy and Other Transactions	(711)	488	(585)	(870)	31	—

Gross Domestic Product at Market Prices	597,912	604,164	593,916	625,045	654,561	2.3
Gross Domestic Product in Constant 2007 Prices	597,907	596,722	575,726	594,319	605,180	0.3
Gross Domestic Product Price Deflator (Index)	100	102	104	105	108	2.0
Household Disposable Income (Ontario)	335,401	349,765	360,325	376,399	383,075	3.4
Household Disposable Income (Canada)	856,485	904,044	922,927	957,873	993,810	3.8
Personal Disposable Income per Capita (July Population):
Ontario (in dollars)	26,222	27,045	27,571	28,464	28,660	2.2
Canada (in dollars)	26,011	27,134	27,365	28,068	28,820	2.6
Population (as of July 1, in thousands) (1):
Ontario	12,791	12,932	13,069	13,224	13,366	1.1
Canada	32,928	33,318	33,727	34,127	34,484	1.2

(1)	The latest available population estimates are for July 1, 2012.

	Year ended December 31,					Average 2007-2011
	2007	2008	2009	2010	2011
Consumer Price Index (annual Change):
Ontario	1.8%	2.3%	0.4%	2.5%	3.1%	2.0%
Canada	2.2%	2.3%	0.3%	1.8%	2.9%	1.9%
Unemployment (average annual Rate):
Ontario	6.4%	6.5%	9.0%	8.7%	7.8%	7.7%
Canada	6.0%	6.1%	8.3%	8.0%	7.4%	7.2%

Source: Ontario Ministry of Finance and Statistics Canada.

Totals may not add due to rounding.

Household Consumption Expenditure

In 2011, household consumption expenditure increased 4.2% over 2010. From 2008 through 2011, household consumption expenditure increased at an average annual rate of 3.4%.

Government Current Expenditure

Expenditure by the federal, provincial and municipal governments in Ontario (excluding transfer payments and subsidies) comprised 22.4% of provincial output in 2011.(1) From 2008 through 2011, government expenditure increased at an average annual rate of 6.4%.

Total Gross Fixed Capital Formation

In 2011, total gross fixed capital formation was $133,695 million, or 20.4% of GDP, up 6.0% from $126,109 million in 2010. The major sources of total capital expenditure were housing (31.0%), trade, finance and information and cultural industries (20.4%), institutional services and government departments (19.2%), manufacturing (6.5%), transportation, warehousing and utilities (12.3%), primary and construction industries (5.3%) and professional, scientific and technical services (1.5%). From 2008 through 2011, total capital expenditure increased at an average annual rate of 2.9%.

Business gross fixed capital formation in 2011 was $103,040 million. This accounted for 77.1% of total gross fixed capital formation and 15.7% of GDP at current market prices.

Exports and Imports

In 2011, Ontario’s exports of goods and services totaled $334,808 million, the equivalent of 51.2% of Ontario’s nominal GDP, of which 64.2% were international exports and 35.8% were interprovincial exports. By comparison, Ontario international exports represented 39.8% of Canada’s total exports. Ontario’s imports of goods and services totalled $344,026 million in 2011, resulting in a negative overall trade balance of $9,218 million.

Ontario’s international goods exports include motor vehicles and parts, which accounted for 33.1% of the total value of international merchandise exports in 2011; energy and mining related products such as metal and non-metallic minerals and products, which accounted for 23.7%; consumer goods such as food, beverages, furniture, drugs and clothing, which accounted for 13.3%; capital equipment such as industrial machinery and electronic and electrical equipment and parts, which accounted for 12.1%; basic and industrial chemical, plastic and rubber products, which accounted for 8.5%; agricultural and forestry products, which accounted for 6.0%; and aircraft and other transportation equipment and parts, which accounted for 2.3%.

Ontario’s leading interprovincial exports include financial, insurance and real estate services, professional, scientific and related services; wholesale trade, transportation and storage services; fruit, vegetables and other food products; chemicals and pharmaceuticals; meat, fish and dairy products; and motor vehicles, as well as other transportation equipment and parts.

(1)	The National Income and Expenditure Accounts as produced by Statistics Canada defines government expenditure to exclude transfer payments and subsidies.

Under the Free Trade Agreement (“FTA”), which came into force on January 1, 1989, tariffs between the United States and Canada were phased out entirely on January 1, 1999. The North American Free Trade Agreement (“NAFTA”) between Canada, Mexico and the United States, which came into effect on January 1, 1994, liberalizes trade with Mexico and improves on many of the provisions of the FTA. A bilateral free-trade agreement between Canada and Chile came into force on July 5, 1997. The Canada-Chile agreement, which provides for the liberalization of trade and investment between the two countries, was negotiated to serve as an interim step to bridge Chile’s accession to NAFTA. In addition, a new World Trade Organization Agreement (formerly the General Agreement on Trade and Tariffs) was implemented on January 1, 1995. It has resulted in a 40% reduction in average tariffs worldwide and makes major advances in rules governing trade in agriculture, services and intellectual property.

(2) Recent Economic Developments

Real output in the Ontario economy increased 0.5% (2.1% annualized) in the second quarter of 2012, measured in chained 2002 dollars, after a 0.6% increase in the first quarter. In current dollars, nominal GDP rose by 0.5% in the second quarter.

Final domestic demand declined by 0.1% (-0.6% annualized) in real terms in the second quarter of 2012.

Over the first ten months of 2012, Ontario employment is up by 44,400 jobs or 0.7%, compared to the same period in 2011. The unemployment rate was 8.3% in October 2012.

In October 2012, the Ontario Consumer Price Index (“CPI”) increased 1.0% from a year earlier.

Ontario Economic Outlook: 2012 to 2015

The 2012 Ontario Economic Outlook and Fiscal Review, released on October 15, 2012, presented the forecast for the Ontario economy for 2012 to 2015. For planning purposes, the Ministry of Finance is assuming real GDP growth of 2.0% in 2012, 1.9% in 2013, 2.3% in 2014 and 2.4% in 2015. These projections, finalized on October 5, 2012, were more conservative than the average private-sector forecast at that time. Ontario’s nominal GDP is expected to increase by 3.2% in 2012, 3.7% in 2013, 4.1% in 2014 and 4.2% in 2015.

Inflation is expected to remain subdued over the forecast horizon. Ontario’s CPI inflation rate is projected to be 1.6% in 2012 and 2.0% per year over the 2013 to 2015 period.

External factors have a significant bearing on the performance of the Ontario economy and deviations from their projected path can impact the Province’s economic growth. The forecast in the 2012 Ontario Economic Outlook and Fiscal Review is based on reasonable, external forecasts regarding key exogenous factors for the Ontario economy, particularly U.S. economic growth, the exchange rate, interest rates and oil prices.

The strength and composition of the U.S. economy are key determinants of the pace of growth in Ontario. The U.S. economy is Ontario’s largest export market. At the time of the 2012 Ontario Economic Outlook and Fiscal Review, economists projected U.S. real GDP to grow by 2.1% in 2012, 2.0% in 2013, 2.8% in 2014 and 3.1% in 2015.

The exchange rate is forecast to average 100.0 cents US in 2012, 101.0 cents US in 2013 and 101.5 cents US in both 2014, and 2015. The Canadian three-month Treasury bill rate is projected to average 1.0% in 2012, 1.1% in 2013, 1.7% in 2014 and 2.5% in 2015. Ten-year Government of Canada bond yields are forecast to average of 1.9% in 2012, 2.2% in 2013, 2.7% in 2014 and 3.3% in 2015. These interest rate assumptions were in line with private-sector forecasts at the time of the 2012 Ontario Economic Outlook and Fiscal Review. For planning purposes, the price of West Texas Intermediate crude oil is forecast to average $96.0 US per barrel in 2012, $96.5 US in 2013, $100.5 US in 2014 and $104 US in 2015.

(3) Structure of the Economy

Secondary Industries

Manufacturing.  Ontario is Canada’s leading manufacturing province. In 2011, Ontario’s manufacturing volume of output (measured in chained 2002 dollars) totaled about $75 billion, or 46% of the national total. The contribution of manufacturing output to Ontario’s total GDP (measured in chained 2002 dollars) was 15%.

MANUFACTURING REAL GROSS DOMESTIC PRODUCT

(chained 2002 dollars)

	Year ended December 31,
	2007	2008	2009	2010	2011
	(in millions)
Food	$8,198	$8,308	$8,549	$8,421	$8,250
Beverage and Tobacco Products	1,979	1,691	1,709	1,727	1,692
Textile and Textile Product Mills	631	534	382	454	441
Clothing	517	380	315	341	334
Leather and Allied Products	58	45	40	51	65
Wood Products	2,161	1,873	1,502	1,577	1,515
Paper	3,209	2,954	2,608	2,685	2,696
Printing and Related Support Activities	3,103	2,814	2,398	2,245	2,178
Petroleum and Coal Products	1,352	1,245	1,131	1,218	1,214
Chemical	6,804	6,502	6,283	6,197	6,164
Plastic and Rubber Products	5,319	4,375	3,473	3,868	4,105
Non-Metallic Mineral Products	2,648	2,582	2,018	2,433	2,397
Primary Metal and Fabricated Metal Products	12,180	11,135	7,806	8,990	9,564
Machinery	6,270	5,962	4,823	5,262	5,974
Computer and Electronic Products	4,349	4,227	4,013	4,142	4,210
Electrical Equipment, Appliance and Components	1,634	1,718	1,453	1,449	1,548
Transportation Equipment	25,929	20,958	15,489	18,031	18,330
Motor Vehicle	13,585	10,384	6,684	8,633	8,550
Motor Vehicle Parts	8,487	6,496	4,623	5,440	5,274
Furniture and Related Products	2,274	2,077	1,720	1,813	1,793
Miscellaneous	1,838	1,774	1,696	1,538	1,611

Manufacturing Total(1)	$89,668	$81,722	$68,916	$73,424	$75,160

Source: Statistics Canada, Provincial Economic Accounts.

(1)	Totals may not add due to rounding and chained GDP data.

Transportation equipment is Ontario’s largest manufacturing industry measured by output. In 2011, output in this sector totalled $18.3 billion, or approximately 24% of total Ontario manufacturing output. In 2011, Ontario accounted for about 90% of Canadian-manufactured motor vehicles, parts and accessories GDP, and 15.8% of North America’s motor vehicle assembly. Ontario’s international trade deficit in automotive products was $6.2 billion in 2011. Capital investment in Ontario’s transportation equipment industry totaled $2.0 billion in 2011 and capital investment intentions for 2012, according to Statistics Canada data, are $1.6 billion.

In 2011, 59.3% of the value of Canada’s computer, electronic and electrical product and components manufacturing sectors was produced in Ontario. A number of firms with worldwide reputations in the design, manufacture and distribution of high technology products are based in the Province. Ontario manufacturers as a whole conducted an estimated $3.5 billion worth of industrial research and development in 2010, and accounted for almost 50% of total Canadian manufacturing industrial research and development.

Construction.  Ontario’s capital spending on construction includes buildings, roads and other facilities. Construction spending intentions, according to the latest survey from Statistics Canada, indicate an expected rise of 3.3% in 2012 to $73.8 billion. Business construction is expected to increase 7.5 percent, while government and institutional expenditures are expected to advance by 5.5%. In 2012, capital spending intentions on housing construction constitutes the largest share, representing 48.2% of the total.

ONTARIO CONSTRUCTION CAPITAL EXPENDITURE

	Year ended December 31,
	2007	2008	2009	2010	2011	2012(1)
	(in millions)
Housing	$31,152	$32,740	$29,204	$33,202	$35,542	$35,556
Business	17,541	18,264	17,055	17,503	19,348	20,807
Government and Institutions	11,714	12,002	13,122	18,595	16,501	17,401

Total	$60,406	$63,005	$59,381	$69,300	$71,391	$73,764

(1)	Source: Private and Public Investment in Canada, Intentions 2012 Statistics Canada; (2012 values are forecasts).

Primary Industries

Agriculture.  Ontario has a large and highly diversified agricultural sector. Agricultural activity can be found in most areas of the Province, but production is concentrated in southwestern Ontario, which is located at roughly the same latitude as Northern California and has a climate moderated by the Great Lakes. Provincial agricultural production, based on farm cash receipts (less direct payments), was valued at $10.9 billion in 2011, or 23.5% of the Canadian total. Of this, total livestock and livestock products receipts were $5.2 billion, and crop receipts were $5.6 billion.

AGRICULTURAL PRODUCTION

	Year ended December 31,
	2007	2008	2009	2010	2011
	(in millions)
Agricultural Production(1)	$8,745	$9,498	$9,439	$9,995	$10,878

Source: Statistics Canada.

(1)	Farm total cash receipts; excluding direct payments.

Mining.  Ontario’s value of mineral production was $10,633 million in 2011. Ontario accounted for 24.6% of Canadian mineral production in 2011, excluding oil and gas. The Province’s most important minerals in terms of 2011 value of production were: gold, $2,446 million; nickel, $2,172 million; copper, $1,886 million; stone, $665 million; cement, $562 million; salt, $498 million; sand and gravel, $483 million; and diamonds, $453 million. Ontario’s value of metallic mineral production was about $7.5 billion in 2011, up 47% over the previous year. Non-metallic mineral production in 2011 was $3.2 billion, up 24% over 2009.

MINERAL PRODUCTION

	Year ended December 31,
	2007	2008	2009	2010	2011
	(in millions)
Mineral Production	$10,856	$9,561	$6,325	$7,692	$10,633

Source: Natural Resources Canada, 2011 numbers are preliminary.

Forestry.  Ontario has about 56.0 million hectares of productive forestland representing 52.0% of Ontario’s total land area. Timber harvests amounted to approximately 13.0 million cubic meters in 2010. The value of revenues from goods produced in the primary forest industry as well as the various wood and paper manufacturing industries in the Province totaled $11.1 billion in 2010, and equaled 20.1% of the Canadian total.

Energy

For 2009, the preliminary data on the composition of Ontario’s primary energy consumption was the following: crude oil 29.9%, natural gas and liquids 44.8%, coal 8.5% and electricity 16.7%.

Total primary energy consumption was 2,394 petajoules in 2009, a decline of 13% from 2,767 petajoules in 2008. Consumption of crude oil, coal, natural gas and primary electricity declined by 11%, 47%, 7% and 4% respectively.

Service Sector

The service sector is the largest component of Ontario’s economy, accounting for approximately 75% of Ontario’s GDP (measured in chained 2002 dollars) in 2011. Ontario has a modern and diversified services sector. It includes a wide variety of industries serving businesses, individuals and governments.

SERVICES PRODUCING INDUSTRIES REAL GROSS DOMESTIC PRODUCT

(measured in chained 2002 dollars)

	Year ended December 31,
	2007	2008	2009	2010	2011
	(in millions)
Wholesale Trade	$31,365	$30,286	$28,460	$30,116	$30,755
Retail Trade	27,192	27,641	27,610	28,687	29,085
Transportation and Warehousing	19,312	20,125	18,914	19,807	20,443
Information and Cultural	19,826	20,025	19,951	20,126	20,320
Finance, Insurance, Real Estate and Leasing(1)	109,592	110,863	112,780	114,843	117,404
Professional, Scientific and Technical	27,735	27,983	27,571	27,516	28,171
Administrative and Support Services	14,694	14,236	13,531	13,731	13,864
Education	23,492	24,090	24,617	25,152	25,337
Health Care and Social Services	30,006	30,837	31,536	32,034	32,693
Arts, Entertainment and Recreation	4,692	4,708	4,709	4,733	4,677
Accommodation and Food Services	9,510	9,524	9,171	9,553	9,842
Other Services	12,082	12,263	12,210	12,340	12,594
Public Administration	26,001	26,926	27,789	28,612	29,039

Total(2)	$355,491	$359,547	$358,897	$367,257	$374,218

Source: Statistics Canada, Provincial Economic Accounts.

(1)	Includes owner-occupied housing.

(2)	Totals may not add due to rounding and chained GDP data.

The finance, insurance and the real estate, renting and leasing sectors are the largest component of Ontario’s service sector output. In 2011, Ontario’s share accounted for 44.4% of Canada’s finance, insurance, real estate and renting and leasing output, the highest share of any province.

Ontario’s sizable financial services sector is a by-product of the large number of head offices of industrial and financial companies located in the Toronto area. The Toronto Stock Exchange (“TSX”) is Canada’s premiere stock exchange with a value of trading of $1.5 trillion dollars in 2011.

Ontario also has strong professional and administrative output, accounting for 45.8% of the Canadian total. Wholesale and retail trade help support the spending of business and consumers, including investment and imports. Ontario accounts for 40.5% of Canada’s wholesale and retail trade output and 44.3% of Canada’s information and cultural services.

(4) Labour Force

From 2007 to 2011, Ontario’s labour force increased at an average annual rate of 1.0%, slightly below the Canadian rate of 1.1%. During 2011, the Ontario labour force averaged approximately 7.3 million persons. In 2011, the Ontario participation rate was 66.8%, matching the Canadian rate. Reflecting the industrial structure of the Province, 98.6% of employment was in the non-agricultural sector. The service sector, which has been a major source of employment growth, accounted for 78.9% of Ontario’s employment, while manufacturing and construction accounted for 18.4% and agriculture, utilities and other primary industries accounted for 2.7%. In 2011, the Ontario unemployment rate averaged 7.8%, while the national rate averaged 7.4%.

LABOUR FORCE

	2007	2008	2009	2010	2011
The Ontario Labour Force
Labour Force (thousands)	7,013.0	7,132.6	7,147.3	7,236.6	7,301.7
Employed (thousands)	6,564.3	6,666.3	6,502.0	6,610.0	6,731.3
Unemployment Rate (%)	6.4	6.5	9.0	8.7	7.8
Participation Rate(1) (%)	67.7	67.9	67.1	67.1	66.8

The Canadian Labour Force
Unemployment Rate (%)	6.0	6.1	8.3	8.0	7.4
Participation Rate(1) (%)	67.4	67.7	67.1	67.0	66.8

Source: Statistics Canada.

(1)	The percentage of working age population in the labour force.

ONTARIO EMPLOYMENT BY INDUSTRY — 2011

	Thousands	% of Total
Agriculture	92.1	1.4
Other Primary Industries	37.0	0.5
Manufacturing	794.9	11.8
Construction	442.5	6.6
Utilities	54.6	0.8
Service Sector	5,310.2	78.9

Total	6,731.3	100.0

Sources: Statistics Canada and Ontario Ministry of Finance.

Totals may not add due to rounding.

(5) Social Security System

The Province provides a wide range of health care, social services and income security assistance to Ontarians. Until fiscal year 1995-96, the Province received funding for health care from the federal government under the Established Programs Financing (“EPF”) arrangements. This national funding arrangement provided support for the provision of provincial health care programs as well as postsecondary education.

The Province also provides income security assistance to individuals and families to replace earnings or provide income support. Until 1995-96, income supplementation related to defined needs was provided, when necessary, on a cost-shared basis with the federal government under the Canada Assistance Plan (“CAP”). In its 1995 budget, the federal government announced major cutbacks to social transfers to the provincial and territorial governments. Beginning in 1996-97, the EPF arrangements and CAP were replaced by the Canada Health and Social Transfer (“CHST”). Effective April 1, 2004, the CHST was split into two separate transfers: the Canada Health Transfer (“CHT”), designated specifically for health care; and the Canada Social Transfer (“CST”) for postsecondary education and social services. See “3. Public Finance — (3) Revenue — Federal Government Payments” below.

The federal government also administers the Employment Insurance (“EI”) program, a national, contributory unemployment insurance scheme, and the Canada Pension Plan (“CPP”), a national, contributory earnings-related pension system. CPP benefits include retirement pensions, disability pensions, survivor benefits, orphans’ benefits and death benefits. In 2011, Ontario residents received about $15.2 billion in payments from the CPP and about $6.0 billion in payments from EI. Both of these programs are financed through mandatory contributions paid by employers and employees. In 2008, the federal government created the Canada Employment Insurance Financing Board which is responsible for managing EI revenues and maintaining a cash reserve to support premium rate stability. The CPP Account is separate from the federal budget and is managed independently by the CPP Investment Board and invested in marketable and non-marketable securities.

The federal government also provides income-tested support for qualifying senior citizens aged 65 and above through Old Age Security (“OAS”) pensions, and the Guaranteed Income Supplement (“GIS”) program, and for qualifying persons aged 60-64 provides either the Allowance or the Allowance for the Survivor. The Ontario government provides an income-tested supplement for seniors, the Guaranteed Annual Income System (“GAINS”) benefit, which is paid to GIS recipients with low incomes. In 2011, seniors in Ontario received a total of about $14 billion from these three federal programs and about $115 million from GAINS. The Ontario Senior Homeowners’ Property Tax Grant (“OSHPTG”) assists eligible low- to moderate-income seniors, who own their homes, to offset their property taxes through grants of up to $500 for 2010 and subsequent years. In 2011-12, the OSHPTG provided about $208 million in benefits to Ontario seniors.

The federal government provides cash transfers to families raising children. The Canada Child Tax Benefit (“CCTB”) and the related National Child Benefit Supplement (“NCBS”) are non-taxable income-tested federal cash benefits provided to low- and middle-income families with children under the age of 18. In the 2006-07 benefit year (July 2006 to June 2007), which is the most recent data available, Ontario families received about $3.5 billion in benefits from these programs. The federal government also provides the Universal Child Care Benefit (“UCCB”). The UCCB is a taxable cash benefit provided to all children under age six. In 2010-11, Ontario families received an estimated $1 billion in benefits from the UCCB. These benefits are provided to families regardless of whether they work or receive social assistance. These benefits are delivered through the tax system.

The Ontario Child Benefit (“OCB”) is a non-taxable income-tested provincial cash benefit provided to low- to moderate-income families with children under the age of 18. The OCB provided almost $934 million in benefits to families in 2011-12. The OCB is provided to families regardless of whether they work or receive social assistance. It is delivered through the tax system. The OCB streamlined the child benefit system by consolidating the previous provincial children’s benefits into one integrated benefit.

Ontario also provides sales tax and property tax relief to low- to moderate-income people through refundable tax credits. Starting with 2010, two new Ontario tax credits, the Ontario Sales Tax Credit (“OSTC”) and the Ontario Energy and Property Tax Credit (“OEPTC”) replaced the combined Ontario property and sales tax credits. The OSTC provides sales tax relief and the OEPTC provides relief for the sales tax on energy and for property taxes to individuals and families.

In 2010, Ontario also introduced the refundable Northern Ontario Energy Credit (“NOEC”) which provides assistance with the higher energy costs that low- to moderate-income families and single people living in the North face compared to those living in other parts of the province.

Since July 2012, the OEPTC, OSTC and NOEC payments have been combined and delivered on a monthly basis as the Ontario Trillium Benefit (“OTB”). These credits are estimated to provide $2.4 billion each year in assistance to low- to moderate-income Ontario families and single people.

The Ontario government and municipalities jointly share responsibility for providing income support to individuals and families whose income is insufficient to meet their basic needs. Social assistance costs are shared between the Province and municipalities. The Province pays one hundred per cent of Ontario Disability Support Program (“ODSP”) costs (including both assistance and administration costs), about eighty one per cent of Ontario Works (“OW”) assistance costs, fifty per cent of OW administration costs and one hundred per cent of drug benefits for all social assistance recipients. In 2011-12, the Province provided an estimated $7.5 billion through social assistance and related programs.

(6) Government Responsibilities and Relationships

Constitutional Framework

Canada is a federation and its constitution (“Constitution”) establishes the division of responsibilities between the federal and provincial levels of government. Each provincial government and the federal government has supremacy within its respective sphere of assigned responsibilities. Jurisdiction over the establishment and operation of municipalities is granted exclusively to the provinces.

The federal government is empowered to raise money by any mode or system of taxation. It has exclusive jurisdiction over such matters as the regulation of trade and commerce, currency and coinage, banks and banking, national defence, foreign affairs, postal services, railways and navigation, as well as those areas not exclusively assigned to the provinces. Each province has authority to raise revenue through direct taxation within the province. Areas of provincial constitutional authority include health care, education, social services, municipal institutions, property and civil rights, and natural resources.

The Constitution of Canada was amended in 1982. The Constitution Act, 1982 (“Constitution Act”) established a Charter of Rights and Freedoms and a procedure for amending the Constitution. Nothing in the Constitution Act diminishes the taxing or spending authority of the provinces.

Operational Framework

Ontario administers its constitutional responsibilities through government ministries and provincially created bodies such as government-owned corporations (“Crown corporations”), agencies, boards, commissions, municipalities, school boards and hospital boards. The use of these quasi-independent bodies decentralizes the administration of provincial responsibilities. However, the Province has elected to centralize the financing of these bodies by retaining the major taxing and borrowing powers at the provincial level. Some municipalities borrow in their own names in various capital markets (See “4. Public Debt — (3) Consolidated Debt of the Ontario Public Sector” below) as did Ontario Hydro prior to its restructuring in April 1999 (See “4. Public Debt — (2) Assets and Liabilities, (iii) Liabilities — Ontario Electricity Industry” below).

Implications for Provincial Financial Statements

The provincial governments’ delivery of services in areas such as health, postsecondary education and social assistance has been supported by transfer payments from the federal government, often established through federal-provincial agreements. In fiscal year 2012-13, approximately 19.3% of the Province’s revenue is expected to come from federal transfers.

Federal-provincial funding arrangements can be complex and extensive, involving financial relationships between the Province, the federal government and provincially-created bodies. These financial interrelationships are important in understanding the revenue, expense and financing activity of the Province.

Investing in provincially-created bodies has an impact on the reporting of assets. As at March 31, 2012, approximately 25.0% (2011, 25.7%) of the Financial Assets of the Province could be attributed to these intermediary activities (See “4. Public Debt — (2) Assets and Liabilities” below).

3. PUBLIC FINANCE

(1) Financial Reporting

Annually, the Province publishes its Public Accounts, which include the Annual Report and Consolidated Financial Statements for the fiscal year ended March 31, together with ministry statements, detailed schedules of ministry expenses, financial statements of significant provincial corporations, boards and commissions that are part of the government reporting entity and other miscellaneous financial statements. The Auditor General of Ontario examines the Public Accounts of the Province and provides an opinion on the Consolidated Financial Statements to the Legislative Assembly. In addition, the Auditor General of Ontario is required to submit an annual report to the Legislative Assembly.

Summary of Significant Accounting Policies

Basis of Accounting

The Consolidated Financial Statements are prepared by the Government of Ontario in compliance with legislation and in accordance with the accounting principles for governments recommended by the Public Sector Accounting Board (“PSAB”) of the Canadian Institute of Chartered Accountants (“CICA”) and, where applicable, the recommendations of the Accounting Standards Board (“AcSB”) of the CICA.

Reporting Entity

The financial statements report the activities of the Consolidated Revenue Fund combined with those organizations that are controlled by the Province.

Government business enterprises, significant broader public sector (“BPS”) organizations (i.e., hospitals, school boards and colleges) and other government organizations controlled by the Province are included in the financial statements. Controlled organizations are consolidated if they meet one of the following criteria: i) their revenues, expenses, assets or liabilities are greater than $50 million, or ii) their outside sources of revenue, deficit or surplus are greater than $10 million. However, in accordance with PSAB, the Province also applies the “benefit versus cost constraint” in determining which organizations should be consolidated in the Province’s financial statements. A listing of consolidated government organizations is provided in Schedule 8 to the Province’s Consolidated Financial Statements, 2011-12.

The activities of organizations that do not meet the materiality thresholds for consolidation or that do not meet the PSAB “benefit versus cost constraint” are reflected in the financial statements through the accounts of the ministries responsible for them.

Trusts administered by the Province on behalf of other parties are excluded from the reporting entity but are disclosed in Note 14 of the Public Accounts 2011-12.

Principles of Consolidation

Government business enterprises are defined as those government organizations that i) are separate legal entities with the power to contract in their own name and that can sue and be sued; ii) have the financial and operating authority to carry on a business; iii) have as their principal activity and source of revenue the selling of goods and services to individuals and non-government organizations; and iv) are able to maintain their operations and meet their obligations from revenues generated outside the government reporting entity. The activities of government business enterprises are recorded in the financial statements using the modified equity method. Under this method, government business enterprises are reported in accordance with the accounting principles generally accepted for business enterprises. Their combined net assets are included in the financial statements as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and their net income is shown as a separate item, Income from Investment in Government Business Enterprises, on the Consolidated Statement of Operations.

The assets and liabilities of the BPS organizations are consolidated with those of the Province on a line-by-line basis on the Consolidated Statement of Financial Position. As such, the net debt of hospitals, school boards and colleges is included in the consolidated net debt of the Province. The total annual expenses of these BPS organizations, net of revenues they receive directly from the public such as tuition fees, patient fees, donations and other recoveries, are included with the consolidated expenses of the Province. The expenses of hospitals are included with Health expenses, school boards with Education expenses, and colleges with Post-Secondary Education and Training expenses on the Consolidated Statement of Operations. Where necessary, adjustments are made to present the accounts of these organizations on a basis consistent with the accounting policies of the Province, and to eliminate significant inter-organizational accounts on the Consolidated Statement of Financial Position and to remove inter-organizational gains/losses from the Consolidated Statement of Operations.

Other government organizations are included on a line-by-line basis with the consolidated assets, liabilities, revenues and expenses of the Province. Where necessary, adjustments are also made to present the accounts of these organizations on a basis consistent with the accounting policies of the Province, and to eliminate significant inter-organizational accounts and transactions.

Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recognized or disclosed in the financial statements is known as measurement uncertainty. Such uncertainty exists when there could be a material variance between the recognized or disclosed amount and another reasonably possible amount.

Measurement uncertainty in the financial statements and notes thereto exists in the valuation of pensions and other employee future benefits obligations, the value of tangible capital assets, the estimation of personal income tax, corporations tax and harmonized sales tax revenue accruals, the valuation of the Canada Health Transfer and Canada Social Transfer entitlements, and the valuation of asset-backed term notes.

Uncertainty related to pensions and other employee future benefits accruals arises because actual results may differ significantly from the Province’s best estimate of expected results (for example, the difference between actual results and actuarial assumptions regarding return on investment of pension fund assets and health care cost trend rates for retiree benefits). Uncertainty in the value of tangible capital assets exists because of differences between estimated useful lives of the assets and their actual useful lives. Uncertainty related to the accrual for personal income tax, corporations tax and harmonized sales tax revenues arises due to possible subsequent revisions of estimates based on information available in the future related to past-year tax return processing. Uncertainty in the estimation of the Canada Health Transfer and Canada Social Transfer entitlements arises from variances between the estimated and actual Ontario shares of the Canada-wide personal income and corporations tax base and population. The uncertainties relating to the valuation of the Canadian third-party asset-backed term notes arise from the estimation of net realizable value when there is an impairment in value other than a temporary one.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available.

Revenues

Revenues are recognized in the fiscal year that the events giving rise to the revenues occur and they are earned. Amounts received prior to the end of the year, which relate to revenues that will be earned in a subsequent fiscal year, are deferred and reported as liabilities.

Deferred capital contributions are amortized into revenue over the estimated useful lives of the related tangible capital assets.

Expenses

Expenses are recognized in the fiscal year that the events giving rise to the expenses occur and resources are consumed.

Transfer payments are recognized in the year during which the events giving rise to them occur, provided that the transfer is authorized and all eligibility criteria have been met by the recipient, and a reasonable estimate of the amounts can be made.

Interest on debt includes: i) interest on outstanding debt net of interest income on investments and loans; ii) amortization of foreign exchange gains or losses; iii) amortization of debt discounts, premiums and commissions; iv) amortization of deferred hedging gains and losses; and v) servicing and other costs.

Employee future benefits such as pensions, other retirement benefits and entitlements upon termination are recognized as expenses over the years in which the benefits are earned by employees. These expenses are the government’s share of the current year’s cost of benefits, interest on the net benefits’ liability or asset, amortization of actuarial gains or losses, cost of or gain on plan amendment, and other adjustments.

Other employee future benefits are recognized in the period when the event that obligates the government occurs or in the period when the benefits are earned and accumulated by employees.

The costs of buildings, transportation infrastructure, vehicles, aircraft, leased assets, machinery, equipment and information technology infrastructure and systems owned by the Province and its consolidated organizations are amortized and recognized as expenses over their estimated useful lives on a straight-line basis.

Liabilities

Liabilities are recorded to the extent that they represent present obligations of the government to outside parties as a result of events and transactions occurring prior to the end of the fiscal year. The settlement of liabilities will result in the sacrifice of economic benefits in the future.

Liabilities include obligations to make transfer payments to organizations and individuals, present obligations for environmental costs, probable losses on loan guarantees issued by the government, and contingencies when it is likely that a loss will be realized and the amount can be reasonably determined.

Liabilities also include obligations to government business enterprises.

Alternative Financing and Procurement (AFP) refers to the Province using private-sector partners to procure and finance infrastructure assets. Assets procured via AFP are recognized as tangible capital assets and the related obligations are recognized as other long-term financing liabilities in the Province’s 2011-12 Consolidated Financial Statements, as the assets are constructed.

Debt

Debt consists of treasury bills, commercial paper, medium- and long-term notes, savings bonds, debentures and loans.

Debt denominated in foreign currencies that has been hedged is recorded at the Canadian dollar equivalent using the rates of exchange established by the terms of the hedge agreements. Other foreign currency denominated debt is translated to Canadian dollars at year-end rates of exchange and any exchange gains or losses are amortized over the remaining term to maturity.

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives for the purposes of minimizing interest costs and managing risk. The Province does not use derivatives for speculative purposes. Gains or losses arising from derivative transactions are deferred and amortized over the remaining life of the related debt issue.

Pensions and Other Employee Future Benefits

The liabilities for pensions and other employee future benefits are calculated on an actuarial basis using the government’s best estimates of future inflation rates, investment returns, employee salary levels and other underlying assumptions, and, where applicable, the government’s borrowing rate. When actual plan experience of pensions, other retirement benefits and termination pay differs from that expected, or when assumptions are revised, actuarial gains and losses arise. These gains and losses are amortized over the expected average remaining service life of plan members.

The liabilities for selected employee future benefits (such as pensions, other retirement benefits and termination pay) represent the government’s share of the actuarial present values of benefits attributed to services rendered by employees and former employees, less its share of the assets of the plans. In addition, the liability includes the Province’s share of the unamortized balance of actuarial gains or losses, and other adjustments primarily for differences between the fiscal year-end of the pension plans and that of the Province.

Assets

Assets are resources controlled by the government from which it has a reasonable expectation of deriving future benefit. Assets are recognized in the year the events giving rise to the government’s control of the benefit occur.

Financial Assets

Financial assets are resources that can be used to discharge existing liabilities or finance future operations. They include cash and cash equivalents, investments, accounts receivable, loans receivable, advances, and investments in government business enterprises.

Investments include temporary investments, investments in the auto sector, asset-backed term notes and portfolio investments. Temporary investments are recorded at the lower of cost or market value. Investments in the auto sector, asset-backed term notes and portfolio investments are recorded at the lower of cost or their estimated net realizable value.

Accounts receivables are recorded at cost. A valuation allowance is recorded when collection of the receivable is considered doubtful.

Loans receivable include loans to government business enterprises and loans under the student loans program, advanced manufacturing investment program, and the automotive investment strategy fund. Loans receivable with significant concessionary terms are considered in part to be grants and are recorded on the date of issuance at face value discounted by the amount of the grant portion. The grant portion is recognized as an expense at the date of issuance of the loan or when the concession is provided. The amount of the loan discount is amortized to revenue over the term of the loan.

Investment in government business enterprises represents the net assets of government business enterprises recorded on the modified equity basis as described under Principles of Consolidation.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost less accumulated amortization. Historical cost includes the costs directly related to the acquisition, design, construction, development, improvement or betterment of tangible capital assets. Cost includes overheads directly attributable to construction and development, as well as interest related to financing during construction. Estimated historical cost was used to record existing tangible capital assets if actual cost was unknown when the Province first implemented tangible capital assets accounting. Tangible capital assets, except land, are amortized over the estimated useful lives of the assets on a straight-line basis.

Maintenance and repair costs are recognized as an expense when incurred. Betterments or improvements that significantly increase or prolong the service life or capacity of a tangible capital asset are capitalized. External contributions for acquisition of tangible capital assets are recorded as deferred capital contributions and amortized to revenue consistent with the amortization to expense of the related tangible capital assets, reflecting the intent of the external contributors that the grants be used to construct or acquire assets that will provide public services over the useful lives of the underlying assets funded.

Future Changes in Accounting Standards

In December 2009, PSAB approved a standard mandating that government business enterprises adopt International Financial Reporting Standards (“IFRS”) in fiscal years beginning on or after January 1, 2011. In October 2010, the AcSB of the CICA approved an exemption that permitted entities with rate-regulated activities to defer the adoption of IFRS until January 1, 2012. In

October 2012, the AcSB of the CICA extended this deferral period by one additional year to January 1, 2014. The Province’s Consolidated Financial Statements will be affected by these changes to the extent that government business enterprises are impacted.

In December 2010, PSAB approved new not-for-profit accounting standards for government not-for-profit organizations. These standards are effective for fiscal years beginning on or after January 1, 2012, and when implemented, may change the accounting policies currently being applied by government not-for-profit organizations. The Ministry of Finance will continue to consult with consolidated entities and their respective ministries to ensure that appropriate choices are made and are applied consistently for these organizations. The Province’s Consolidated Financial Statements may be affected by these changes to the extent that government organizations are impacted and those impacts will be reported in 2012–13.

During 2009–10, PSAB published a new standard on Liabilities for Contaminated Sites. The new standard will apply to fiscal years beginning on or after April 1, 2014. In 2011–12, PSAB released a new standard for Financial Instruments that will apply to governments for fiscal years beginning on or after April 1, 2015. The Ministry of Finance is currently assessing these standards and has initiated a process engaging Ontario ministries to evaluate the effects of these new and changing standards. The impact of these changes on the Province’s Consolidated Financial Statements is not reasonably determinable at this time.

In 2010–11, PSAB released a new standard on Government Transfers that will be effective for fiscal years beginning April 1, 2012. At this time the government does not anticipate any changes as a result of adopting the new standard for government transfers.

Accounting and Financial Statement Presentation Changes

Starting in the 2011–12 Public Accounts, the presentation of certain tax expenditures has changed. This change was made to provide more transparency and accountability and is consistent with the new PSAB accounting standard for tax revenue. Tax expenditures that provide a financial benefit through the tax system, and are not related to relief of taxes paid, have been shown as an expense. The impact on the statement of operations is an equal increase in revenue and expense of $544 million ($517 million for 2010–11), with no impact to the Province’s deficit.

During the year, the Ontario Lottery and Gaming Corporation and the Liquor Control Board of Ontario adopted IFRS (see Schedule 9 to the Province’s Consolidated Financial Statements, 2011-12). This change has resulted in an adjustment to opening net debt and accumulated deficit of $758 million. The adjustment is predominantly a result of changes to the basis for asset valuation and a change in the asset amortization methods.

During the year, four government organizations that previously followed the accounting standards recommended by the AcSB adopted accounting standards recommended by PSAB. This change has resulted in an adjustment to the opening net debt, accumulated deficit and other liabilities of $107 million.

The Budget

Traditionally, a Budget is tabled each year by the Ontario Minister of Finance in the Legislative Assembly, setting out the expense and revenue forecast for activities to be undertaken for Provincial purposes. In addition, a publication entitled Ontario Finances provides a quarterly update to reflect in-year developments, budget performance and policy actions and the Ontario Economic Outlook and Fiscal Review traditionally provides a more comprehensive update of second quarter numbers.

(2) Fiscal Position

The following table provides an overview of the Province’s revenue and expense for each of the fiscal years in the three-year period ending March 31, 2012, as well as the Current Outlook for 2012-13 as presented in the 2012 Ontario Economic Outlook and Fiscal Review.

ONTARIO’S FISCAL POSITION

	2009-10	2010-11	Actual 2011-12	Current Outlook (1) 2012-13	Rate of Growth 2011-12 to 2012-13
	(in millions)				(%)
Revenue
Taxation Revenue	$65,451	$71,664	$75,598	$79,553	5.2
Government of Canada	18,620	23,041	21,305	21,791	2.3
Income from Investment In Government Business Enterprises	4,195	4,566	4,413	4,065	(7.9)
Other Revenue	8,047	7,904	8,457	7,609	(10.0)

Total Revenue	96,313	107,175	109,773	113,019	3.0

Expense
Programs	106,856	111,706	112,660	115,788	2.8
Interest on Debt	8,719	9,480	10,082	10,601	5.1

Total Expense	115,575	121,186	122,742	126,389	3.0

Reserve	—	—	—	1,000	n/a
Surplus/(Deficit)	$(19,262)	$(14,011)	$(12,969)	$(14,371)	n/a

Source: Ontario Ministry of Finance.

(1)	Fiscal forecast as presented in the 2012 Ontario Economic Outlook and Fiscal Review.

Fiscal Outlook 2012-13

2012-13 In-year Fiscal Performance

Ontario is now projecting a deficit of $14.4 billion for 2012–13 — an improvement of $0.4 billion from the 2012 Budget forecast.

Total revenue, projected to be $113.0 billion in 2012-13, is 0.4 per cent higher than the 2012 Budget outlook largely as a result of higher estimated 2011-12 tax base.

Both program expense and total expense are on track with the 2012 Budget projections, reflecting the government’s commitment to manage growth in expense.

The 2012 Budget Plan included prudence in the form of a $1.0 billion reserve in 2012–13 to protect the fiscal plan from the potential impact of external events that could deteriorate the Province’s fiscal performance. With the revenue outlook currently tracking above the 2012 Budget forecast, and Provincial spending unchanged, the fiscal plan continues to maintain that reserve. If the reserve is not needed by year-end, the deficit will be further reduced by $1.0 billion.

FISCAL SUMMARY

	Actual 2011-12	Current Outlook 2012-13(1)
	(in billions)
Revenue	$109.8	$113.0
Expense
Programs	112.7	115.8
Interest on Debt	10.1	10.6

Total Expense	122.7	126.4
Reserve	—	1.0

Surplus/(Deficit)	$(13.0)	$(14.4)

Source: Ontario Ministry of Finance.

(1)	Fiscal forecast as presented in the 2012 Ontario Economic Outlook and Fiscal Review.

Note:	Numbers may not add due to rounding.

Revenues

Total revenues are projected to increase by $3.2 billion, or 3.0 per cent, in 2012-13 compared to 2011-12. This is largely due to an increase in taxation revenues by $4.0 billion, and Government of Canada transfers of $0.5 billion. This increase was partially offset by decreases of $0.3 billion, and $0.8 billion in Income from Investment in Government Business Enterprises and Other Non-Tax Revenues, respectively.

Expense

Total expense is projected to increase from $122.7 billion in 2011-12 to $126.4 billion in 2012-13. Projected increases can be attributed to higher spending in the Ministry of Health and Long-Term Care and the Ministry of Education, additional spending for social assistance and increased interest on debt expense.

(3) Revenue

Overview

The following table sets forth historical revenue information for each of the fiscal years in the three year period ended March 31, 2012 and 2012-13 forecast information presented in the 2012 Ontario Economic Outlook and Fiscal Review.

Total revenue in fiscal year 2012-13 is projected to be $113,019 million. Tax revenue is projected at $79,553 million or 70.4% of total revenue. Government of Canada transfers, at $21,791 million, account for 19.3% of total revenue. Income from Investment in Government Business Enterprises is projected to be $4,065 million, or 3.6% of total revenue. All Other Non-Tax Revenues are projected to be $7,609 million, or 6.7% of total revenue.

ONTARIO’S REVENUE

Revenue	2009–10	2010–11	Actual 2011–12	Current Outlook 2012–13	% of Total Revenue 2012–13
	($ millions)
Taxation Revenue
Personal Income Tax	23,421	23,711	24,548	26,365	23.3
Sales Tax[1]	17,059	18,813	20,159	20,935	18.5
Corporations Tax	6,227	9,067	9,944	11,098	9.8
Education Property Tax[2]	5,506	5,659	5,765	5,631	5.0
Employer Health Tax	4,545	4,733	5,092	5,149	4.6
Ontario Health Premium	2,763	2,934	2,916	3,123	2.8
Gasoline Tax	2,336	2,358	2,380	2,371	2.1
Land Transfer Tax	1,015	1,247	1,432	1,399	1.2
Tobacco Tax	1,083	1,160	1,150	1,185	1.0
Fuel Tax	658	702	710	724	0.6
Beer and Wine Tax	–	397	561	557	0.5
Electricity Payments-In-Lieu of Taxes	516	321	367	555	0.5
Other Taxes	322	562	574	460	0.4

	65,451	71,664	75,598	79,553	70.4
Government of Canada
Canada Health Transfer	9,791	10,184	10,705	11,378	10.1
Canada Social Transfer	4,204	4,330	4,469	4,596	4.1
Equalization	347	972	2,200	3,261	2.9
Infrastructure Programs	990	1,712	362	204	0.2
Labour Market Programs	1,253	1,201	904	912	0.8
Social Housing	498	493	489	476	0.4
Wait Times Reduction Fund	97	97	97	97	0.1
Other Federal Payments	1,440	4,052	2,079	867	0.8

	18,620	23,041	21,305	21,791	19.3
Government Business Enterprises
Ontario Lottery and Gaming Corporation	1,924	1,956	1,882	1,737	1.5
Liquor Control Board of Ontario	1,440	1,562	1,659	1,673	1.5
Ontario Power Generation Inc./Hydro One Inc.	854	1,048	872	655	0.6
Other Government Enterprises	(23)	–	–	–	0.0

	4,195	4,566	4,413	4,065	3.6

Other Non-Tax Revenue
Reimbursements	1,429	1,036	831	990	0.9
Vehicle and Driver Registration Fees	1,057	1,080	1,075	1,163	1.0
Electricity Debt Retirement Charge	907	944	952	946	0.8
Power Supply Contract Recoveries	1,409	1,288	1,372	1,262	1.1
Sales and Rentals	647	1,015	1,193	1,068	0.9
Other Fees and Licences	717	715	776	820	0.7
Net Reduction of Power Purchase Contract Liability	348	339	317	263	0.2
Royalties	228	145	200	203	0.2
Miscellaneous Other Non-Tax Revenue	1,305	1,342	1,741	894	0.8

	8,047	7,904	8,457	7,609	6.7

Total Revenue	96,313	107,175	109,773	113,019	100.0

1 Sales Tax in 2010-11 includes Retail Sales Tax (RST) and Harmonized Sales Tax (HST). The RST was replaced with a value-added tax and combined with the federal Goods and Services Tax to create a federally administered HST effective July 1, 2010. RST continues to apply to certain types of insurance and private transfers of used vehicles. Sales Tax revenue includes the Ontario Sales Tax Credit and the energy component of the Ontario Energy and Property Tax Credit.

2 Education Property Tax revenue includes the property tax credit component of the Ontario Energy and Property Tax Credit.

Source: Ontario Ministry of Finance.

Totals may not add due to rounding.

Taxation

The Constitution provides for a division of taxation authority between the federal and provincial governments. Local governments derive their taxing powers from the Province. In accordance with its policy of centralized financing, the Province has delegated its taxing powers respecting real property taxes to local governments.

Personal Income Tax. Ontario imposes a personal income tax (“PIT”) on individuals who are resident in Ontario on the last day of the taxation year and on non-resident individuals who earn income in Ontario during the year. This tax is the Province’s largest single source of revenue. It is collected by the Canada Revenue Agency on Ontario’s behalf.

Ontario basic PIT is calculated as a percentage of taxable income, as defined under the Income Tax Act (Canada). The tax rates for 2012 are as follows: 5.05% of the first $39,020 of taxable income, plus 9.15% of any portion of taxable income between $39,020 and $78,043, plus 11.16% of any portion of taxable income between $78,043 and $500,000, plus 12.16% of any portion of taxable income over $500,000.

Ontario non-refundable tax credits are provided to recognize individual and family circumstances (e.g., basic personal amount, spouse or common-law partner amount, medical expenses, charitable donations and gifts) at the rate of 5.05% for 2012 (11.16% for charitable donations and gifts in excess of $200), before the calculation of the surtax and the Ontario Tax Reduction (“OTR”).

Ontario applies a surtax on taxpayers with higher incomes. For the 2012 taxation year, the surtax is equal to 20% of Ontario’s basic PIT in excess of $4,213, plus an additional 36% of Ontario’s basic PIT in excess of $5,392.

The OTR can eliminate Ontario PIT if the Ontario PIT is below a threshold amount. If Ontario PIT exceeds the threshold amount, the individual may be eligible to pay a reduced amount of Ontario tax. For 2012, the basic threshold amount is $217 and the additional amount for each dependent child and each disabled or infirm dependant is $401.

The Ontario Health Premium (“OHP”) is a component of the PIT system and is based on taxable income of individuals. There are five OHP levels, with phase-in rates between levels. No one with a taxable income of $20,000 or less is liable to pay the OHP. The initial OHP level of $300 is phased in at the rate of 6% of taxable income in excess of $20,000, reaching the full amount at a taxable income of $25,000. The increase to the second OHP level of $450 is phased in at a rate of 6% of taxable income from $36,000 to $38,500. Each subsequent OHP level is phased in at the rate of 25% over the first $600 of taxable income in the range. The third OHP level of $600 is reached at a taxable income of $48,600, the fourth OHP level of $750 is reached at a taxable income of $72,600, and the maximum annual OHP amount of $900 is reached at a taxable income of $200,600.

The Harmonized Sales Tax (“HST”) is a federally administered value-added sales tax levied in Ontario. The HST generally follows the same rules and tax base as the federal Goods and Services Tax (“GST”) at a combined federal-provincial rate of 13%. The provincial portion of the HST is 8% and the federal portion is 5%. The federal government is responsible for the collection of the tax and HST revenues are distributed to the Province based on a revenue allocation formula. As with the federal GST, businesses selling taxable or zero-rated goods and services are able to claim input tax credits on their purchases, with limited exceptions.

Retail Sales Tax. Ontario continues to apply RST, at a rate of 8% to certain insurance premiums and at a rate of 13% to private transfers of used vehicles. Upon the proclamation of certain amendments, the Retail Sales Tax Act will provide for a tax on transient accommodation at a regionally based rate, not exceeding 3%.

Corporate Income Tax. The Province taxes corporate income allocated to Ontario. All corporations carrying on business in Ontario, with a permanent establishment in Ontario, are subject to corporate income tax (“CIT”). Each corporation within a corporate group is taxed separately. The CIT is collected by the Canada Revenue Agency on Ontario’s behalf.

The general CIT rate of 14% was reduced to 12% on July 1, 2010 and to 11.5% on July 1, 2011. The general CIT rate was scheduled to be further reduced to 11% on July 1, 2012 and to 10% on July 1, 2013, but the 2012 Budget announced the general CIT rate would be frozen at 11.5% until Ontario’s budget is balanced in 2017-18. The Manufacturing and Processing (“M&P”) CIT rate was reduced from

12% to 10% on July 1, 2010. The M&P CIT rate applies to income from manufacturing and processing, mining, logging, fishing and farming.

The small business deduction provides a preferential CIT rate of 4.5% to Canadian-controlled private corporations on the first $500,000 of active business income. On July 1, 2010 the small business CIT rate was reduced from 5.5% to 4.5%. Prior to July 1, 2010 the benefit of the lower small business CIT rate was phased out for corporations with taxable income between $500,000 and $1,500,000 by the 4.25% small business deduction surtax, applied in addition to the regular CIT rates. This phase-out of the small business deduction was eliminated effective July 1, 2010.

Ontario provides assistance for scientific research and experimental development (“SR&ED”) activities through: (1) a 10% refundable innovation tax credit for qualified SR&ED expenditures by small and medium-sized corporations; (2) a full deduction for qualified expenses in the year they are incurred; (3) a 20% refundable tax credit for SR&ED done through specified research institutions; and (4) a 4.5% non-refundable tax credit on qualifying SR&ED expenditures in Ontario.

The Province provides an Ontario Resource Tax Credit, a non-refundable tax credit available where a corporation’s notional resource allowance (25% of resource profits) exceeds the amount paid with respect to Crown royalties and mining taxes.

Ontario provides corporations established after March 24, 2008 and before March 25, 2012 that commercialize intellectual property developed at qualifying Canadian universities, colleges or research institutes, with a refund of CIT paid in their first 10 taxation years.

Ontario provides a number of refundable tax credits on expenses for certain other corporate activities carried out in Ontario: a 35% to 45% apprenticeship tax credit for hiring qualifying apprentices, a 25% to 30% co-operative education tax credit for hiring qualifying co-op students; a 30% book publishing tax credit; a 20% computer animation and special effects tax credit; a 35% tax credit for producing domestic film and television productions (40% for first-time producers), with an additional 10% bonus for qualifying regional productions; a 25% film and television production services tax credit for foreign-based and non-certified domestic productions; a 35% to 40% interactive digital media tax credit; and a 20% sound recording tax credit. Effective July 1, 2010, the small beer manufacturers’ tax credit provides a maximum tax credit of $2,499,500 for eligible non-draft or $1,824,500 for eligible draft beer sales in Ontario.

A corporation, or an associated group, with total assets over $50 million and total revenues over $100 million is subject to a corporate minimum tax (“CMT”). The CMT is applied at a rate of 2.7% on adjusted accounting income and is reduced by regular CIT payable in the year. CMT generally acts as a prepayment of CIT by providing for a carry-forward credit equal to the amount of CMT paid. The credit can be carried forward up to 20 years and may be applied to reduce CIT in years where CIT exceeds CMT. On July 1, 2010, the CMT rate was reduced from 4% to 2.7%. For taxation years ending after June 30, 2010, the exemption thresholds were increased so a corporation or an associated group with under $50 million in total assets or under $100 million in annual gross revenue would not pay CMT. For taxation years ending before July 1, 2010, a corporation or an associated group with under $5 million in total assets and under $10 million in annual gross revenue would not pay CMT.

Insurance Premiums Tax.  Insurance companies pay a 2% tax on net premiums in respect of accident, sickness and life insurance for persons resident in Ontario. A 3% tax is levied on net premiums in respect of property and any other contract of insurance in Ontario. Contracts in respect of property insurance also bear an additional 0.5% tax on net premiums. A 2% premiums tax is also payable by employers in respect of uninsured benefit arrangements.

Life insurance companies are subject to a special additional tax of 1.25% on taxable paid-up capital in Ontario. The first $10 million in paid-up capital is exempt from tax. This tax is reduced by regular income tax and any corporate minimum tax payable in the year.

Capital Tax.  The Province eliminated capital tax on July 1, 2010. Prior to July 1, 2010, the Province levied a capital tax on taxable capital allocated to Ontario. The first $15 million of a corporation or associated group’s taxable capital was exempt from the tax. The capital tax rate for corporations other than financial institutions was 0.15% for 2010 until the elimination date. Capital tax generally applied to corporations that are financial institutions at a two-tier rate. For 2010, the rate was 0.3% on a financial institution’s first $400 million of adjusted taxable capital until the elimination date. Non-deposit taking financial institutions with taxable capital over $400 million were subject to capital tax at the rate of 0.36% in 2010 until the elimination date. Deposit taking financial institutions with taxable capital over the $400 million threshold were subject to capital tax at the rate of 0.45% in 2010 until the elimination date. Certain financial institutions were able to reduce capital tax liability by making eligible investments in Ontario small businesses under the Small Business Investment Tax Credit for Financial Institutions. Prior to the full elimination of capital tax on July 1, 2010, certain entities such as credit unions, deposit insurance corporations, family farm and fishing corporations were exempt from paying capital tax. Capital tax was eliminated for manufacturing and resource firms effective January 1, 2007.

Mining Tax.  The Mining Tax Act levies a tax on profits from the extraction of minerals (except diamonds) in Ontario. The tax is levied on the operator’s profit in excess of $500,000. The mining tax rate is 10%. There is a three-year or $10 million profit exemption available to new or expanded mines. To assist mines in remote areas of the Province, the three-year exemption is extended to ten years for new remote mines. After the tax exemption, the profits from remote mines are taxed at a rate of 5%.

Diamond Royalty.  The profit-based diamond royalty has a graduated rate structure starting at 5% and an overall maximum rate of 13%. Ontario has introduced special deductions that could result in an effective diamond royalty rate ranging from 4% to 10.4%. The effective royalty rate could be reduced even further with investments in aboriginal or northern communities.

Employer Health Tax.  Ontario levies an employer health tax on Ontario remuneration. Employers with total annual Ontario remuneration of $200,000 or less calculate tax payable at a rate of 0.98%. Employers with total annual Ontario remuneration exceeding $200,000 and up to $400,000 calculate this tax at graduated rates from 1.101% to 1.829%. Employers with total annual Ontario remuneration in excess of $400,000 calculate the tax at a rate of 1.95%. An exemption from the tax is provided to certain employers such as private sector employers on the first $400,000 of total annual Ontario remuneration.

Land Transfer Tax.  Ontario levies a land transfer tax on the value of consideration of most registered conveyances and unregistered dispositions of beneficial interest in land in Ontario. The land transfer tax applies at graduated rates ranging from 0.5% on the value of consideration of $55,000 or less, 1.0% on the value of consideration exceeding $55,000 to $250,000 and 1.5% on the value of consideration exceeding $250,000. Where the value of consideration exceeds $400,000 and the property contains one or two single-family residences, there is an additional 0.5% (in addition to the 1.5%) tax levied on the amount exceeding $400,000. A refund of up to $2,000 of the land transfer tax paid is available for qualifying first-time buyers.

Other Significant Taxes.  Taxes are applied to the purchases of gasoline (Gasoline Tax Act) and use of diesel fuel (Fuel Tax Act). The taxes apply to gasoline and diesel fuel used in on-road motor vehicles and certain off-road uses (i.e. recreational boats, snowmobiles and lawn mowers). Under the Gasoline Tax Act, the tax rate for gasoline is 14.7 cents per litre; 4.3 cents per litre for propane; and 2.7 cents per litre for fuel used to power aircraft. Under the Fuel Tax Act, the tax rate for diesel fuel is 14.3 cents per litre and 4.5 cents per litre for diesel fuel used to power railroad locomotives.

Beer and Wine Tax.  Starting on July 1, 2010, beer and wine taxes imposed under Part II of the Alcohol and Gaming Regulation and Public Protection Act, 1996 came into effect. These taxes replace certain fees imposed on Ontario beer and wine manufacturers. These taxes apply to Ontario wine purchased at retail stores operated by wineries and to Ontario beer purchased from the Beer Store, a licensed establishment or on-site manufacturer’s store.

Tobacco Tax.  Since February 1, 2006, Ontario’s tobacco tax rate is 12.35 cents per cigarette or per gram or part gram of cut tobacco. The tax on cigars is 56.6% of the taxable price.

Race Tracks Tax.  Ontario also levies a racetracks tax on wagers on horse races at 0.5% on all bets.

Federal Government Payments

Approximately 19.3% of the Province’s revenue in fiscal year 2012-13, or $21,791 million, will be received through cash payments from the federal government. These payments are expected to increase by $486 million, from $21,305 million in 2011-12. Federal payments are intended to assist the Province in providing services in areas of provincial jurisdiction.

Canada Health Transfer and Canada Social Transfer.  The largest cash transfers from the federal government, in the form of CHT and CST payments, are to assist the Province in providing health care, postsecondary education and other social programs. In 2012-13, CHT and CST payments to Ontario are expected to total $15,974 million, including $11,378 million in CHT and $4,596 million in CST.

To receive the CHT cash contribution, provinces must comply with the Canada Health Act. To receive the CST cash contribution, provinces may not impose a residency requirement in determining eligibility for social assistance.

Equalization is the Government of Canada’s transfer program for addressing fiscal disparities among provinces. Equalization payments are unconditional — receiving provinces are free to spend the funds according to their own priorities. Ontario has qualified for an Equalization payment of $3,261 million in 2012-13.

In 2012-13, Ontario expects to receive a total of $2,556 million through federal programs other than the CHT, CST and Equalization, including $204 million for infrastructure, $912 million for labour market training, $476 million for social housing, $97 million from the Wait Times Reduction Fund and $867 million in other federal transfers.

FEDERAL PAYMENTS TO ONTARIO

	Actual 2011-12	Plan 2012-13
	(in millions)
Canada Health Transfer	$10,705	$11,378
Canada Social Transfer	4,469	4,596
Equalization	2,200	3,261
Infrastructure Programs	362	204
Labour Market Programs	904	912
Social Housing	489	476
Wait Times Reduction Fund	97	97
Other	2,079	867

Total Federal Payments	$21,305	$21,791

Other Revenue

In 2012-13, 10.3% of revenue is expected from sources other than taxation or Government of Canada transfers. This category includes the net income of provincially-owned business enterprises such as the Liquor Control Board of Ontario, the Ontario Lottery and Gaming Corporation, Hydro One Inc. and the Ontario Power Generation Inc. Also included are various Non-Tax revenues such as Vehicle and Driver Registration Fees, Sales and Rentals, Royalties and Reimbursements of provincial spending on various services, largely from municipalities.

(4) Expense

Overview

The following table provides an overview of the Province’s expense information for each of the fiscal years from 2009-10 to 2012-13.

ONTARIO’S TOTAL EXPENSE

Total Expense
Ministry Expense	2009–10	2010–11	Actual 2011–12	Current Outlook 2012–13	% of Total Expense 2012–13
	($ millions)
Aboriginal Affairs[1]	67	65	68	68.9	0.1
Agriculture, Food and Rural Affairs[1]	1,265	888	1,029	1,161.5	0.9
Attorney General[2]	1,606	1,589	1,699	1,730.6	1.4
Board of Internal Economy[3]	187	194	271	197.4	0.2
Children and Youth Services	3,590	3,883	3,949	4,087.4	3.2
Citizenship and Immigration[1]	101	106	111	119.9	0.1
Community and Social Services	8,411	8,933	9,361	9,791.1	7.7
Community Safety and Correctional Services[2]	2,137	2,218	2,174	2,313.4	1.8
Consumer Services	17	18	19	20.4	0.0
Economic Development and Innovation[1]	796	867	961	954.6	0.8
Education[1]	21,184	21,857	22,925	23,890.9	18.9
Energy[1]	469	724	498	362.1	0.3
Environment[1]	375	520	537	484.8	0.4
Executive Offices	34	32	31	31.4	0.0
Finance[1]	1,492	1,115	1,022	1,102.1	0.9
Francophone Affairs, Office of	5	5	5	5.1	0.0
Government Services[1]	929	973	1,051	1,005.1	0.8
Health and Long-Term Care	43,054	44,414	46,476	48,329.5	38.2
Infrastructure[1,2]	133	305	331	240.7	0.2
Labour[1]	179	187	185	191.5	0.2
Municipal Affairs and Housing[1]	874	885	828	819.4	0.6
Natural Resources[1]	685	705	699	686.6	0.5
Northern Development and Mines	534	706	729	771.1	0.6
Tourism, Culture and Sport[1]	950	1,086	1,181	1,108.0	0.9
Training, Colleges and Universities[1]	6,634	6,711	7,128	7,521.5	6.0
Transportation[1]	2,092	2,263	2,339	2,587.7	2.0
Interest on Debt[4]	8,719	9,480	10,082	10,601.0	8.4
Other Expense[1]	9,056	10,457	7,053	6,970.5	5.5
Year-End Savings[5]	–	–	–	(765)	(0.6)

Total Expense	115,575	121,186	122,742	126,389.1	100.0

[1]	Details on other ministry expense can be found in the table on the following page.
[2]	Reflects a realignment of expenditures associated with the government real estate portfolio.
[3]	The 2011–12 actuals include expenses for the 2011 general election.
[4]	Interest on debt is net of interest capitalized during construction of tangible capital assets of $234 million in 2011–12 and $248 million in 2012–13
[5]

As in past years, the Year-End Savings provision reflects anticipated underspending that has historically arisen at year-end due to factors such as program efficiencies, and changes in project startups and implementation plans.

Note:	Numbers may not add due to rounding.

Other Expense
Ministry Expense	2009–10	2010–11	Actual 2011–12	Current Outlook 2012–13	% of Total Expense 2012–13
	($ millions)
Aboriginal Affairs
One-Time Investments- Settlements	–	6	28	–	–
Agriculture, Food and Rural Affairs
Time-Limited Investments in Infrastructure	618	1,496	247	–
Time-Limited Assistance	27	9	–	–	–
Citizienship and Immigration
One-Time Investments	3	16	59	319.6	0.3
Economic Development and Innovation					–
One-Time Investments	5	–	–	–
Education
Teachers’ Pension Plan[1]	255	522	523	850.0	0.7
Energy
Ontario Clean Energy Benefit	–	300	1,033	1,070.0	0.8
Environment
One-Time Investments	37	–	–	–	–
Finance
One-Time Automotive Sector Support[2]	3,022	–	–	–	–
Harmonized Sales Tax Transitional Support	–	3,039	1,440	–	–
Ontario Municipal Partnership Fund	781	684	598	592.2	0.5
Operating Contingency Fund	–	–	–	312.0	0.2
Pension Benefit Guarantee Fund	500	–	–	–	–
Power Supply Contract Costs	1,409	1,288	1,375	1,262.0	1.0
Transition Fund	–	–	–	500.0	0.4
Government Services
Pension and Other Employee Future Benefits	949	1,182	1,300	1,545.0	1.2
Infrastructure
Capital Contingency Fund	–	–	–	100.0	0.1
Labour
Prevention Office	–	–	–	108.8	0.1
Municipal Affairs and Housing
Time-Limited Investments in Social and Affordable Housing	585	668	59	155.2	0.1
Time-Limited Assistance	–	21	9	19.0	0.0
Natural Resources
Emergency Forest Firefighting	68	100	209	136.7	0.1
Tourism, Culture and Sport
One-Time Investments	–	22	3	–	–
Time-Limited Investments- Sport Program	48	288	37	–	–
Training, Colleges and Universities
Time-Limited Investments	559	816	133	–	–
Transportation
One-Time Transit and Infrastructure Investments	190	–	–	–	–
Total Other Expense	9,056	10,457	7,053	6,970.5	5.5

[1]	Numbers reflect PSAB pension expense. Ontario’s matching contributions to the plan grow from $1,245 million in 2009–10 to $1,459 million in 2012–13.
[2]	Reflects the fiscal impact of Ontario’s $4.6 billion in support to the automotive industry.
Note:	Numbers may not add due to rounding.

Health Sector.  The health sector is comprised of the Ministry of Health and Long-Term Care and the Ministry of Health Promotion and Sport. The health sector is the largest single component of Provincial expense, accounting for a projected 38% of total expense in 2012-13. Ontario’s health care system is primarily funded by Provincial revenues. Major components of health expense include the net expense of operating public hospitals, payments to physicians and other health care practitioners, and prescription drug programs.

Education Sector.  The education sector consists of the Ministry of Education. The largest cost component is the net expense of school boards which receive substantial grants from the Province. Education sector expense is projected to be 19% of total expense in 2012-13.

Postsecondary Education and Training Sector.  This sector consists of the Ministry of Training, Colleges and Universities. Major components of expense include operating grants to Universities, as well as the net expense of Colleges of Applied Arts and Technology. The postsecondary education and training sector is projected to be 6% of total expense in 2012-13.

Children’s and Social Services Sector.  This sector is comprised of the Ministry of Community and Social Services and the Ministry of Children and Youth Services. The Province provides a wide range of social services, including social assistance, drug benefits, child protection and developmental service programs. The children’s and social services sector is projected to be 11% of total expense in 2012-13.

Justice Sector.  The justice sector is comprised of the Ministry of the Attorney General and the Ministry of Community Safety and Correctional Services. The justice sector is projected to be 3% of total expense in 2012-13.

Other Programs Sector.  All other expenses — excluding Interest on Debt — are included in the Other Program Sector, representing a projected 14% of total expense in 2012-13.

Interest on Debt. Interest on Debt represents a projected 8% of total expense in 2012-13.

(5) Outline of Principal Provincial Institutions

The Province has established a number of Crown corporations, which are primarily intended to provide goods and services needed to implement approved government policy and programs or to provide a regulatory function for operations authorized by government legislation. Among the more prominent Ontario Crown corporations are the Liquor Control Board of Ontario, the Ontario Financing Authority, the Ontario Lottery and Gaming Corporation, the Ontario Securities Commission, the Ontario Infrastructure and Lands Corporation and the Ontario Northland Transportation Commission1.

Until its restructuring in April 1999 and its continuation as Ontario Electricity Financial Corporation (“OEFC”), Ontario Hydro had a mandate to generate and supply power in Ontario. For a description of Ontario Hydro, its restructuring and the operations of its successor companies, See “4. Public Debt — (2) Assets and Liabilities, (iii) Liabilities — Ontario Electricity Industry” below.

The following table provides summary information on the Revenues, Expenses and Net Income/(Loss) of Government Business Enterprises for years 2008-09 to 2011-12.

GOVERNMENT BUSINESS ENTERPRISES	TOTAL REVENUES				TOTAL EXPENSES				NET INCOME (LOSS)
	($ millions)				($ millions)				($ millions)
	2008/09	2009/10	2010/11	2011/12	2008/09	2009/10	2010/11	2011/12	2008/09	2009/10	2010/11	2011/12
Algonquin Forestry Authority	21	19	—	—	23	19	—	—	(2)	—	—	—
Hydro One Inc.	4,690	4,761	5,265	5,456	4,160	4,298	4,631	4,840	530	463	634	616
Liquor Control Board of Ontario	4,298	4,349	4,577	4,751	2,888	2,909	3,015	3,092	1,410	1,440	1,562	1,659
Niagara Parks Commission	77	73	—	—	81	99	—	—	(4)	(26)	—	—
Ontario Clean Water Agency	141	148	—	—	137	145	—	—	4	3	—	—
Ontario Lottery and Gaming Corporation	6,486	6,336	6,757	6,764	4,565	4,412	4,801	4,882	1,921	1,924	1,956	1,882
Ontario Northland Transportation Commission*	—	—	—	—	—	—	—	—	—	—	—	—
Ontario Power Generation Inc.	5,994	5,612	5,200	4,949	5,811	5,221	4,786	4,693	183	391	414	256

TOTAL	21,707	21,298	21,799	21,920	17,665	17,103	17,233	17,507	4,042	4,195	4,566	4,413

*	Ontario Northland Transportation Commission no longer meets the criteria for classification as a government business enterprise.

[1]	On March 23, 2012, the Province announced that it was beginning the process of selling the business lines operated by the Ontario Northland Transportation Commission.

(6) Sinking Funds

The Province of Ontario does not have a sinking funds system.

4. PUBLIC DEBT

(1) Debt

The Province has met its financing requirements through a combination of public borrowing, non-public borrowing and drawdown of cash and temporary investments. There is no constitutional limit on borrowing.

Publicly Held Debt

The majority of Ontario’s borrowing requirements are met through public market borrowing. See “4. Public Debt — (2) Assets and Liabilities — (iii) Liabilities — Publicly Held Debt” below.

Non-Public Debt

Non-public debt includes Public Service Pension Plan (“PSPP”), Ontario Public Service Employees Union (“OPSEU”) Pension Plan and Ontario Teachers’ Pension Plan (“OTPP”). Prior to January 1, 1990, PSPP and OTPP were required to invest their net cash flow in debt issued by the Province. Legislation now allows these Plans to invest in public capital markets, and they are no longer a source of direct financing for the Province. The OPSEU Pension Plan was created in June 1994 through legislation dividing the PSPP and creating a separate plan for OPSEU members and for certain other unionized non-management employees. See “4. Public Debt — (2) Assets and Liabilities — (iii) Liabilities — Non-Public Debt” below.

The Canada Pension Plan obtains monies from a compulsory national contributory pension plan in which all provinces other than Quebec participate. The Canada Pension Plan Investment Board (“CPP Investment Board”) is a Crown corporation managed independently of the CPP and at arm’s length from government, and invests the funds not needed by CPP to pay current benefits in a diversified portfolio of assets. Prior to the creation of the CPP Investment Board, the net cash flows of the CPP were invested in non-marketable bonds issued by participating provinces, agents of the Crown and the Government of Canada. These investments have been transferred to the CPP Investment Board. The amount available to a province was based on the proportion of total contributions coming from that province. Provinces continue to have access to CPP funds and may elect to have the CPP Investment Board purchase a replacement debt security or securities in a total principal amount not exceeding the principal amount of the maturing security for a minimum term of 5 years and a maximum term of 30 years.

BORROWING PROGRAM

	2008-09(1)	2009-10(1)	2010-11(1)	2011-12(1)
	(in millions)
Debt Issues	$35,877	$50,077	$41,442	$36,894
Retirements:
Publicly Held Debt	19,281	12,628	15,062	14,994
Canada Pension Plan Investment Board	—	—	—	—
Ontario Teachers’ Pension Fund	1,465	1,236	560	580
Public Service Pension Fund	269	278	310	355
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	128	132	147	169
Municipal Employee Retirement Fund	—	—	—	—
Other	36	596	856	147

	21,179	14,870	16,935	16,245

Net Debt Retirements/(Issues)	(14,698)	(35,207)	(24,507)	(20,649)
Other Items(2)	(7,655)	3,361	(3,007)	1,457
Acquisition less Amortization of Tangible Capital Assets	5,348	5,832	7,306	7,234
Increase/(Decrease) in Cash, Cash Equivalents and Investments	10,596	6,752	6,197	(1,011)

Surplus/(Deficit)	$(6,409)	$(19,262)	$(14,011)	$(12,969)

Source: Ontario Ministry of Finance.

(1)	2008-09 to 2011-12 refers to information presented in the Public Accounts of Ontario, Consolidated Statement of Cash Flow.
(2)

Other items include accruals, liability for pensions and other employee future benefits, consolidation adjustments, total debt of the Broader Public Sectors (hospitals, school boards and colleges), obligations under Alternative Financing and Procurement arrangements.

(2) Assets and Liabilities

(i) General

Two features of Ontario’s accounting and financing policies have a material effect on the reporting of assets and liabilities: the treatment of physical assets and the intermediary aspect of centralized financing.

Starting in 2002-03, major tangible capital assets owned by the Province (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. During fiscal year 2009-10, the Province extended its accounting policy for tangible capital assets in accordance with PSAB standards to include building leasehold improvements, assets acquired through capital leases, vehicles, aircraft and information technology infrastructure and systems.

The intermediary activity of borrowing on behalf of provincially created bodies creates assets and liabilities. These would not appear if the bodies were funded independently or through a provincial guarantee. This borrowing action increases the Province’s debt. The related asset arises because the government is funding, through loans and investments, expenses that are administered outside a government ministry.

Activities so funded are expected to generate sufficient return to repay the principal and interest. However, the recipients of the advances and investments are not always required to produce a profit, and some are not self-sustaining.

(ii) Assets

SUMMARY OF ASSETS

	March 31, 2012	% of Total
	(in millions)
Financial Assets:
Cash and Cash Equivalents	$16,380	23.8
Investments	14,298	20.7
Accounts Receivable	9,263	13.4
Loans Receivable and Other Assets	11,790	17.1
Investment in Government Business Enterprises	17,259	25.0

	$68,990	100.0

Non-Financial Assets:
Tangible Capital Assets	$77,172	100.0

Source: Ontario Ministry of Finance.

Cash and Investments

Investments include temporary investments, investments in the auto sector, asset-backed term notes, and portfolio investments. Temporary investments are recorded at the lower of cost or market value. Investments in the auto sector, asset-backed term notes and portfolio investments are recorded at the lower of cost or their estimated net realizable value.

Between April 1, 2011 and March 31, 2012, the month-end level of cash and temporary investments varied from a low of approximately $16,789 million to a high of approximately $26,963 million. The cash and temporary investments are used to accommodate differences in revenue and expense flows during each fiscal year and to provide flexibility for debt management.

Accounts Receivable

Accounts receivables are recorded at cost. A valuation allowance is recorded when collection of the receivable is considered doubtful.

Loans Receivable and Other Assets

Loans receivable include loans to government business enterprises and loans under the student loans program, advanced manufacturing investment program, and the automotive investment strategy fund. Loans receivable with significant concessionary terms are considered in part to be grants and are recorded on the date of issuance at face value discounted by the amount of the grant portion. The grant portion is recognized as an expense at the date of issuance of the loan or when the concession is provided. The amount of the loan discount is amortized to revenue over the term of the loan.

Investment in Government Business Enterprises

Investment in government business enterprises represents the net assets of government business enterprises recorded on the modified equity basis as described under Principles of Consolidation.

Government business enterprises are defined as those government organizations that i) are separate legal entities with the power to contract in their own name and that can sue and be sued; ii) have the financial and operating authority to carry on a business; iii) have as their principal activity and source of revenue the selling of goods and services to individuals and non-government organizations; and iv) are able to maintain their operations and meet their obligations from revenues generated outside the government reporting entity.

The activities of government business enterprises are recorded in the financial statements using the modified equity method. Under this method, government business enterprises are reported in accordance with the accounting principles generally accepted for business enterprises. Their combined net assets are included in the financial statements as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and their combined net income is shown as a separate item, Income from Investment in Government Business Enterprises, on the Consolidated Statement of Operations.

Net Assets of Broader Public Sector Organizations

In accordance with PSAB, effective fiscal 2005–06, the Province’s reporting entity was expanded to include public hospitals, school boards, and colleges, collectively referred to as BPS organizations. As permitted under PSAB standards, these BPS organizations were consolidated in the Province’s financial statements on a one-line equity basis of accounting until March 31, 2009. Effective April 1, 2009, the assets and liabilities of the BPS organizations are consolidated with those of the Province on a line-by-line basis on the Consolidated Statement of Financial Position. As such, the net debt of hospitals, school boards and colleges is included in the consolidated net debt of the Province.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost less accumulated amortization. Historical cost includes the costs directly related to the acquisition, design, construction, development, improvement or betterment of tangible capital assets. Cost includes overheads directly attributable to construction and development, as well as interest related to financing during construction. Estimated historical cost was used to record existing tangible capital assets if actual cost was unknown when the Province first implemented tangible capital assets accounting. Tangible capital assets, except land, are amortized over the estimated useful lives of the assets on a straight-line basis.

(iii) Liabilities

Overview

Liabilities include debt issued for Provincial purposes and for Ontario Electricity Financial Corporation, accounts payable and accrued liabilities, pension liabilities for the Public Service Pension Plan, the Ontario Public Service Employees’ Union (“OPSEU”) Pension Plan, the Ontario Teachers’ Pension Plan, Power Purchase Contracts and other liabilities.

SUMMARY OF LIABILITIES

	March 31, 2012	% of Total
	(in millions)
Liabilities:
Publicly Held Debt(1)	$242,295	79.6

Non-Public Debt
Canada Pension Plan Investment Board	10,233	3.4
Ontario Teachers’ Pension Fund	625	0.2
Canada Mortgage and Housing Corporation	635	0.2
Public Service Pension Fund	1,048	0.3
Ontario Public Service Employees’ Union Pension Fund	498	0.2
Other	1,944	0.6

	14,983	4.9

Total Debt Issued(a)	257,278	84.5
Accounts Payable and Other Liabilities	41,290	13.5
Power Purchase Contracts	1,202	0.4
Pensions and Other Employee Future Benefits	4,802	1.6

Total Liabilities	$304,572	100.0

Total obligations guaranteed(2)	$681	100.0

Total Revenue (b)	$109,773

Proportion of (a) to (b)	234.4%

Source: Ontario Ministry of Finance.

(1)

All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

(2)	These are outstanding loans guaranteed and other contingencies as at March 31, 2012. In addition to the above reported obligations, the Province has entered into the following agreements:

•	Social Housing Loan Insurance Agreements.

For all non-profit housing projects in the provincial portfolio, the Province is liable to indemnify and reimburse the Canada Mortgage and Housing Corporation (“CMHC”) for any net costs, including any environmental liabilities, incurred as a result of project defaults through the Ministry of Municipal Affairs and Housing or the Ontario Mortgage and Housing Corporation.

At March 31, 2012, there were $6.7 billion (2011, $7.1 billion) of mortgage loans outstanding. As operating subsidies provided by the Province are sufficient to ensure that all mortgage payments can be made when due, default is unlikely. To date, there have been no claims for defaults on insured mortgage loans.

•	Ontario Nuclear Funds Agreement.

See “4. Public Debt — (2) Assets and Liabilities, (iii) Liabilities — Ontario Electricity Industry” below.

•	Canadian Blood Services

The provincial and territorial governments of Canada have entered into a Canadian Blood Services Excess Insurance Captive Support Agreement (the “Captive Support Agreement”) with Canadian Blood Services (“CBS”) and Canadian Blood Services Captive Insurance Company Limited (“CBSI”), a wholly owned subsidiary of CBS. Under the Captive Support Agreement, each government indemnifies CBSI for its pro-rata share of any payments that CBSI becomes obliged to make under a comprehensive blood risks insurance policy it provides to CBS. The policy has an overall limit of $750 million, which may cover settlements, judgments and defence costs. The policy is in excess of, and secondary to, a $250 million comprehensive insurance policy underwritten by CBS Insurance Company Limited, a subsidiary of CBS. Given current populations, Ontario’s maximum potential liability under the Captive Support Agreement is approximately $376 million. The Province is not aware of any proceedings that could lead to a claim against it under the Captive Support Agreement.

•	Legal Aid Ontario – Certificates

Legal Aid Ontario (“LAO”) issues certificates to individuals seeking legal aid assistance. Each certificate issued authorizes legal services to be performed within the tariff guidelines. At March 31, 2012, a potential $50.4 million (2011, $49.7 million) could still be incurred on certificates issued on or before March 31, 2012, over and above the billings received to date.

•	Pan/Parapan American Games

On November 6, 2009, Pan American Sports Organization (“PASO”) members voted to award Toronto and the Golden Horseshoe region the hosting rights of the 2015 Pan/Parapan American Games. Under the Ontario Support Agreement (“OSA”), the Province has agreed to act as the deficit guarantor. The deficit guarantee will be applicable to the activities of Toronto 2015 in performing its Pan Am-related commitments. The deficit guarantee stipulates that payments of any approved expenses in excess of the aggregate agreed contribution to the Games by all parties are the responsibility of the Province, provided that such expenses have been incurred in an agreed manner and approved by the Province in accordance with the terms and conditions of the OSA. Any future expense associated with this guarantee is undeterminable as at March 31, 2012.

•	General Real Estate Portfolio – Lease Obligation

Prior to the amalgamation of Stadium Corporation of Ontario Limited (“STADCO”) with Infrastructure Ontario and the Ontario Realty Corporation on June 6, 2011, all assets, liabilities and operations of STADCO were transferred to the General Real Estate Porftolio (“GREP”), including ground leases dated June 3, 1989, with Canada Lands Company (“CLC”) for the SkyDome Lands and the sublease to Rogers Stadium Limited Partnership (sub-tenant). Under the terms of the ground lease, GREP is responsible for base rent, realty taxes, utilities and certain operating costs, which are assumed by the sub-tenant under the terms of the sub-lease. In the event of a default by the sub-tenant, the potential financial impact to GREP is estimated to be the base rent, in the range of $300 million to $400 million annually, plus realty taxes, utilities and certain operating costs.

•	Collateral

The Province has entered into repurchase agreements of securities and collateral agreements with certain derivatives counterparties. Under the terms of those agreements, as is usual and customary, the Province may be required to pledge and/or receive assets relating to obligations to the counterparties. In the normal course of business, these pledged securities will be returned to the pledgor when there are no longer any outstanding obligations.

As at March 31, 2012, the Province pledged assets in the carrying amount of $2.6 billion (2011, $1.9 billion), which are included in Investments.

The following table provides the Province’s outstanding debt for each of the fiscal years in the five-year period ended March 31, 2012.

DOMESTIC AND EXTERNAL DEBT

	2008	2009	2010	2011	2012
	(in millions)

Domestic Debt	$128,736	$139,910	$157,605	$169,737	$187,467
External Debt	33,320	37,005	54,517	66,892	69,811

Total	$162,056	$176,915	$212,122	$236,629	$257,278

Publicly Held Debt

Publicly held debt is debt issued to the general public. As at March 31, 2012, the total publicly held debt issued was $242,295 million, $176,978 million of which was issued in Canadian dollars (includes $11,925 million of treasury bills), $47,107 million in U.S. dollars (includes $4,701 million in U.S. commercial paper), $9,002 million in euros, $3,337 million in Swiss francs and $5,871 million in other currencies.

From April 1, 2012 through December 7, 2012, the Province announced public offerings of bonds and notes totaling approximately $27.2 billion of which $25.8 billion were for provincial purposes and $1.4 billion was debt incurred for the OEFC. The tables below provide a summary of the publicly held debt issued by the Province from April 1, 2012 through December 7, 2012 for provincial purposes.

DEBT ISSUED BY THE PROVINCE FOR PROVINCIAL PURPOSES

Series	Issue (Settlement) Date	Maturity Date	Coupon (%+bp)	Funds	Principal (in millions)	References

DMTN214	April 16, 2012	June 2, 2043	3.50	Canadian$	600.0	(2) (3)

USMTN1	April 18, 2012	April 1, 2015	USD Libor BBA 3M+15bp	US$	150.0	(1) (10)

USMTN1	April 20, 2012	April 1, 2015	USD Libor BBA 3M+15bp	US$	250.0	(1) (10)

DMTN214	April 23, 2012	June 2, 2043	3.50	Canadian$	600.0	(2) (3)

DMTN212	May 3, 2012	June 2, 2022	3.15	Canadian$	715.0	(2) (4)

DMTN214	May 15, 2012	June 2, 2043	3.50	Canadian$	400.0	(2) (3)

G57	May 24, 2012	May 26, 2015	0.95	US$	3,500.0	(2) (11)

DMTN212	May 29, 2012	June 2, 2022	3.15	Canadian$	550.0	(2) (4)

G58	June 29, 2012	June 29, 2022	2.45	US$	1,000.0	(2) (12)

DMTN212	June 4, 2012	June 2, 2022	3.15	Canadian$	750.0	(2) (4)

DMTN212	June 12, 2012	June 2, 2022	3.15	Canadian$	750.0	(2) (4)

OSB2012	June 21, 2012	Various	Various	Canadian$	774.0	(16)

DMTN214	June 27, 2012	June 2, 2043	3.50	Canadian$	750.0	(2) (3)

DMTN195	June 29, 2012	June 2, 2019	4.40	Canadian$	500.0	(2) (5)

DMTN212	July 20, 2012	June 2, 2022	3.15	Canadian$	707.0	(2) (4)

DMTN214	August 13, 2012	June 2, 2043	3.50	Canadian$	600.0	(2) (3)

DMTN212	August 24, 2012	June 2, 2022	3.15	Canadian$	650.0	(2) (4)

DMTN212	September 19, 2012	June 2, 2022	3.15	Canadian$	1,650.0	(2) (4)

G59	September 27, 2012	September 27, 2019	1.65	US$	1,250.0	(2) (13)

DMTN214	October 2, 2012	June 2, 2043	3.50	Canadian$	600.0	(2) (3)

G60	October 25, 2012	October 25, 2017	1.10	US$	2,250.0	(2) (14)

DMTN213	October 30, 2012	September 8, 2017	1.90	Canadian$	1,000.0	(2) (6)

DMTN215	November 6, 2012	June 2, 2023	2.85	Canadian$	720.0	(2) (7)

DMTN216	November 8, 2012	June 2, 2062	3.25	Canadian$	300.0	(2) (8)

DMTN214	November 14, 2012	June 2, 2043	3.50	Canadian$	600.0	(2) (3)

DMTN215	November 19, 2012	June 2, 2023	2.85	Canadian$	750.0	(2) (7)

DMTN214	November 21, 2012	June 2, 2043	3.50	Canadian$	600.0	(2) (3)

DMTN217	November 23, 2012	November 23, 2017	3 CBA+25bp	Canadian$	750.0	(1) (9)

USMTN2	November 23, 2012	November 23, 2017	USD Libor BBA 3M+25bp	US$	250.0	(1) (15)

DMTN215	November 29, 2012	June 2, 2023	2.85	Canadian$	750.0	(2) (7)

DMTN213	December 6, 2012	September 8, 2017	1.90	Canadian$	1,000.0	(2) (6)

Province:

*	3 CBA is 3-month Canadian Bankers’ Acceptances Rate
**	USD LIBOR BBA 3M is 3-month London Inter-Bank Offered Rate

(1)	Interest is paid quarterly.

(2)	Interest is paid semi-annually.

(3)	DMTN214: During the fiscal year 2012-13, the Series DMTN214 was re-opened, bringing the total issue size to $7,050 million, including $200 million for OEFC.

(4)	DMTN212: During the fiscal year 2012-13, the Series DMTN212 was re-opened, bringing the total issue size to $10,750 million, including $478 million for OEFC.

(5)	DMTN195: During the fiscal year 2012-13, the Series DMTN195 was re-opened, bringing the total issue size to $7,850 million, including $800 million for OEFC.

(6)	DMTN213: During the fiscal year 2012-13, the Series DMTN213 was re-opened, bringing the total issue size to $5,250 million.

(7)	DMTN215: During the fiscal year 2012-13, the Series DMTN215 was issued for a total of $2,500 million, including $280 million for OEFC.

(8)	DMTN216: During the fiscal year 2012-13, the Series DMTN216 was issued for a total of $300 million.

(9)	DMTN217: During the fiscal year 2012-13, the Series DMTN217 was issued for a total of $955 million, including $205 million for OEFC.

(10)	USMTN1: The Province entered into currency exchange agreements that effectively converted 400 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.02104.

(11)	G57: The Province entered into currency exchange agreements that effectively converted 3,500 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 0.99768.

(12)	G58: The Province entered into currency exchange agreements that effectively converted 1,000 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.02261.

(13)	G59: The Province entered into currency exchange agreements that effectively converted 1,250 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 0.98547.

(14)	G60: The Province entered into currency exchange agreements that effectively converted 2,250 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 0.98965.

(15)	USMTN2: The Province entered into currency exchange agreements that effectively converted 250 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 0.99915.

(16)	Ontario Savings Bonds Series 2012 were available in various types, maturities and interest rates. This was the eighteenth issue of provincial savings bonds. The total proceeds from this issue were $774 million.

DEBT ISSUED BY THE PROVINCE FOR ONTARIO ELECTRICITY FINANCIAL CORPORATION (“OEFC”)

Series	Date of Issue	Date of Maturity	Interest Rate %	Funds	Principal	References
					(in millions)

DMTN212	May 3, 2012	June 2, 2022	3.15	Canadian$	35.0	(2) (4)
DMTN214	May 15, 2012	June 2, 2043	3.50	Canadian$	200.0	(2) (3)
DMTN212	May 29, 2012	June 2, 2022	3.15	Canadian$	200.0	(2) (4)
DMTN195	June 29, 2012	June 19, 2019	4.40	Canadian$	250.0	(2) (5)
DMTN212	July 20, 2012	June 2, 2022	3.15	Canadian$	43.0	(2) (4)
DMTN212	August 24, 2012	June 2, 2022	3.15	Canadian$	100.0	(2) (4)
DMTN212	September 19, 2012	June 2, 2022	3.15	Canadian$	100.0	(2) (4)
DMTN215	November 6, 2012	June 2, 2023	2.85	Canadian$	280.0	(2) (6)
DMTN217	November 23, 2012	November 23, 2017	3 CBA+25bp	Canadian$	205.0	(1) (7)

OEFC:

1)	Interest is paid quarterly.
2)	Interest is paid semi-annually.
3)	DMTN214: During the fiscal year 2012-13, the Series DMTN214 was re-opened, bringing the total issue size to $7,050 million, including $200 million for OEFC.
4)	DMTN212: During the fiscal year 2012-13, the Series DMTN212 was re-opened, bringing the total issue size to $10,750 million, including $478 million for OEFC.
5)	DMTN195: During the fiscal year 2012-13, the Series DMTN195 was re-opened, bringing the total issue size to $7,850 million, including $800 million for OEFC.
6)	DMTN215: During the fiscal year 2012-13, the Series DMTN215 was issued for a total of $2,500 million, including $280 million for OEFC.
7)	DMTN217: During the fiscal year 2012-13, the Series DMTN217 was issued for a total of $955 million, including $205 million for OEFC.

Ontario Electricity Industry

Ontario Electricity Financial Corporation (“OEFC”), a Crown agency, is the legal continuation of Ontario Hydro and is responsible for the management of that corporation’s debt and other liabilities that were not transferred to successor companies as part of the restructuring of Ontario Hydro in 1999, including the administration of certain power purchase agreements with non-utility generators. As at March 31, 2012, OEFC had total debt of $26.9 billion (2011, $27.1 billion). $19.0 billion of OEFC’s debt as at March 31, 2012 (2011, $19.2 billion) is held by the Province and included in total debt and other liabilities.

Ontario Hydro’s successor companies include Ontario Power Generation Inc. (“OPG”), a generation business, and Hydro One Inc. (“Hydro One”), a transmission and distribution business, both of which are wholly owned by the Province. In addition, the Independent Electricity System Operator (“IESO”) is the electricity system and market operator and the Electrical Safety Authority is responsible for electricity safety inspection. Pursuant to various transfer orders (“Transfer Orders”), assets of the former Ontario Hydro were transferred to OPG, Hydro One and the IESO in exchange for debt. The Province assumed a portion of OPG’s and Hydro One’s debt in exchange for equity, in order to provide them with commercially acceptable capital structures. As of March 31, 2012, OEFC held notes receivable in the amount of $4.0 billion from OPG, $113 million from the IESO and $8.9 billion from the Province.

Subject to a deductible of $10 million, OEFC has agreed to indemnify Hydro One in respect of (i) the failure of the Transfer Orders to transfer any asset, right or thing, or any interest therein related to its business; (ii) any adverse claims or interests, including those of the Crown, subject to certain exclusions, or any deficiency or lack of title in respect of any asset, right or thing or any interest therein, which was intended to be transferred; and (iii) the creation, treatment, payment to or from or other dealing with any equity account of Ontario Hydro, including with respect to certain litigation relating thereto. The Province has guaranteed the obligations of OEFC under the indemnity.

The Electricity Act, 1998 (“Electricity Act”) defines “stranded debt” as the amount of OEFC’s debt and other liabilities that, in the opinion of the Minister of Finance, cannot reasonably be serviced and retired in a competitive electricity market. As of April 1, 1999, the Ministry of Finance estimated the stranded debt to be approximately $20.9 billion. OEFC’s unfunded liability is the net deficiency of OEFC’s assets over its liabilities. Unfunded liability represents the stranded debt adjusted for $1.5 billion of additional assets transferred to OEFC on April 1, 1999, at which time the unfunded liability was $19.4 billion. OEFC’s unfunded liability at March 31, 2012 was $12.3 billion.

As part of the restructuring of the electricity sector, a long-term plan provides for certain dedicated revenue streams to service and retire OEFC’s debt and other liabilities. These revenue streams are established under the Electricity Act and include payments-in-lieu of property taxes and federal and provincial corporate income taxes paid by OPG, Hydro One and the municipal electric utilities.

The Province, as shareholder, is eligible to receive dividend payments on its shares in OPG and Hydro One. Pursuant to the government’s commitment to keep electricity income in the electricity sector, the cumulative combined net income of OPG and Hydro One in excess of the Province’s cumulative interest expenditure on its investment in the companies is allocated to OEFC for purposes of debt retirement (“electricity sector dedicated income”).

As at April 1, 1999, the present value of future payments-in-lieu of taxes and electricity sector dedicated income was estimated at $13.1 billion. Subtracting the $13.1 billion from stranded debt of $20.9 billion resulted in a difference of $7.8 billion, the initial estimated residual stranded debt.The Electricity Act provides for a debt retirement charge of 0.7 cents per kilowatt hour to be levied on Ontario electricity users. This charge, collected by the IESO, distributors and retailers, is payable to OEFC until the residual stranded debt is retired.

In accordance with Ontario Regulation 89/12, the Minister of Finance determined the residual stranded debt to be $4.5 billion as at March 31, 2012. The residual stranded debt determination as at March 31, 2012, is based on a stranded debt amount of $12.3 billion, reduced by the estimated present value of future dedicated revenues to OEFC of $7.8 billion. The estimate for when the residual stranded debt will likely be retired is between 2015 and 2018.

The Electricity Act and the Ontario Energy Board Act, 1998 set out the legislative framework for Ontario’s electricity market and restructuring of Ontario Hydro. Open, non-discriminatory access to transmission and distribution systems commenced May 1, 2002. Since 2005, electricity prices payable by consumers reflect a blend of contract prices, regulated prices for OPG’s output from its price-regulated nuclear and large hydroelectric plants, and market prices. The Ontario Energy Board (“OEB”) sets the commodity price payable by low volume and certain other specified consumers under the Regulated Price Plan (“RPP”). The Ontario Power Authority (“OPA”) finances any differences between prices under the RPP and the actual supply cost of electricity, with any shortfall or surplus to be recovered or returned through the setting of RPP prices in the following period.

The Province, OPG and certain subsidiaries of OPG are parties to the Ontario Nuclear Funds Agreement (“ONFA”), which governs the establishment, funding and management of segregated funds to ensure sufficient funds are available to pay the costs of nuclear station decommissioning and nuclear used fuel waste management.

Under ONFA, the Province is liable to make payments should the cost estimate for nuclear used fuel waste management rise above specified thresholds, for a fixed volume of used fuel. The likelihood and amount by which the cost estimate could rise above these thresholds cannot be determined at this time. The cost estimate will be updated periodically to reflect new developments in the management of nuclear used fuel waste.

As well, under ONFA, the Province guarantees a return of 3.25 per cent over the Ontario Consumer Price Index for the portion of the nuclear Used Fuel Segregated Fund related to the fixed volume of used fuel. If the earnings on assets in that fund related to the fixed volume exceed the guaranteed rate, the Province is entitled to the excess.

Two agreements are in place to satisfy the Canadian Nuclear Safety Commission (“CNSC”) licensing requirements for financial guarantees in respect of OPG’s nuclear station decommissioning and nuclear waste management obligations. One agreement gives the CNSC access (in prescribed circumstances) to the segregated funds established under ONFA.

The other agreement provides a direct provincial guarantee to the CNSC on behalf of OPG. This guarantee, for up to $1.5 billion, relates to the portion of the decommissioning and waste management obligations not funded by the value of the segregated funds as at January 1, 2009. In return, the Province receives from OPG an annual fee equal to 0.5 per cent of the amount of the direct provincial guarantee. Following the approval of a revised Reference Plan effective January 1, 2012, a review of the provincial guarantee is underway. A new provincial guarantee will be put into place by January 1, 2013, in an amount to be agreed to by the CNSC.

Non-Public Debt

Non-public debt is debt issued to certain public sector pension plans or the federal government and its agencies. As of March 31, 2012, approximately 4.9% of total liabilities were in the form of non-public debt. Non-public debt is composed almost exclusively of debt to pension plans, the largest component being CPP debt (3.4% of total liabilities).

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities comprise transfer payments, interest on publicly held debt, salaries, wages, benefits, materials, supplies, and deferred revenue.

Pensions and Other Employee Future Benefits

	As at March 31
	2012	2012	2012	2011
Pensions and Other Employee Future Benefits Liability (Asset)	Pensions	Other Employee Future Benefits	Total	Total
Obligation for benefits	$100,207	$13,534	$113,741	$107,668
Less: plan fund assets	(103,272)	(468)	(103,740)	(101,665)
Unamortized actuarial gains (losses)	(5,284)	(1,958)	(7,242)	3,533
Adjustments(1)	2,036	7	2,043	1,980

Total	$(6,313)	$11,115	$4,802	$4,450

(1)	Adjustments for pensions consist of:

i)	differences for amounts reported by the pension plans at December 31, instead of the Province’s year-end of March 31

ii)	unamortized difference between employer and employee contributions for jointly sponsored pension plans

iii)	unamortized employee contribution reductions for solely sponsored plans

iv)	amounts payable by the Province that are reflected as contributions in the pension plan assets.

	For the Year Ended March 31

	2012	2012	2012	2011
Pensions and Other Employee Future Benefits Expense	Pensions	Other Employee Future Benefits	Total	Total
Cost of benefits	$ 2,059	$ 469	$ 2,528	$ 2,343
Amortization of actuarial losses (gains)	2	160	162	61
Employee contributions	(307)	—	(307)	(283)
Cost of plan amendments	—	—	—	66
Interest expense (income)	(438)	317	(121)	(99)
Adjustments(1)	(87)	(1)	(88)	(54)

Total(2)(3)	$ 1,229	$ 945	$ 2,174	$ 2,034

(1)	Adjustments for Pensions consist of amortization of:

i)	the difference between employer and employee contributions for jointly sponsored pension plans

ii)	employee contribution reductions for solely sponsored plans

(2)

Total Pensions and Other Employee Future Benefits Expense is reported in Schedule 3 to the Consolidated Financial Statements. The Teachers’ Pension expense of $523 million (2010–11, $522 million) is included in the Education expense in the Consolidated Statement of Operations and is disclosed separately in Schedule 4 to the Consolidated Financial Statements. The Public Service and OPSEU Pension expense of $706 million (2010–11, $726 million) and Other Employee Future Benefits — Retirement Benefits expense of $594 million (2010–11, $456 million) are included in the General Government and Other expense in the Consolidated Statement of Operations. The combined total of Public Service and OPSEU Pension and Other Employee Future Benefits — Retirement Benefits expense of $1,300 million (2010–11, $1,182 million) is disclosed separately in Schedule 4 to the Consolidated Financial Statements. The remainder of Other Employee Future Benefits expense is included in the relevant ministries’ expenses in Schedule 4 to the Consolidated Financial Statements.

(3)

The Pensions and Other Employee Future Benefits Expenses for the hospitals, school boards and colleges sectors (except for the Ontario Teachers’ Pension Plan) are not included in the table above. These expenses are included in the Salaries, Wages and Benefits of BPS organizations (Schedule 10 to the Consolidated Financial Statements) and in the expenses of the BPS ministries (Education, Health and Long-Term Care, and Training, Colleges and Universities) in Schedule 4 to the Consolidated Financial Statements.

Pensions

The Province sponsors several pension plans. It is the sole sponsor of the Public Service Pension Plan (“PSPP”) and joint sponsor of the Ontario Public Service Employees Union Pension Plan and the Ontario Teachers’ Pension Plan.

These three plans are contributory defined benefit plans that provide Ontario government employees and elementary and secondary school teachers and administrators with a guaranteed amount of retirement income. Benefits are based primarily on the best five-year average salary of members and their length of service, and are indexed to changes in the Consumer Price Index to provide protection against inflation. Plan members normally contribute seven to eleven per cent of their salaries to these plans. The Province matches these contributions.

The obligation for benefits and plan fund assets of these plans is based on actuarial accounting valuations that are performed annually. The government’s best estimate of the long-term annual inflation rate used in the pension and other employee future benefits calculations disclosed in the Province’s Consolidated Financial Statements, 2011-12 is 2.5 per cent; the salary escalation rate is 3.5 per cent; and the discount rate and expected rate of return on pension plan assets are 6.75 per cent for OTPP, 6.5 per cent for PSPP and 6.75 per cent for OPSEU Pension Plan. Actuarial gains or losses are amortized over the expected average remaining service life of the employees of 10.7 to 14.1 years.

Funding of these plans is based on statutory actuarial funding valuations undertaken at least once every three years. The Province contributed $1,346 million to OTPP in 2011–12 (2010–11, $1,318 million), $359 million (including a $127 million special payment) to PSPP (2010–11, $385 million including a $147 million special payment), and $212 million to OPSEU Pension Plan (2010–11, $184 million). During calendar year 2011, OTPP paid benefits, including transfers to other plans, of $4.7 billion (2010, $4.5 billion), PSPP paid $937 million (2010, $904 million) and OPSEU Pension Plan paid $664 million (2010, $622 million). Under agreements between the Province and OPSEU, and between the Province and the Ontario Teachers’ Federation (“OTF”), gains and losses arising from statutory actuarial funding valuations are shared by the co-sponsors.

The Province is also responsible for sponsoring the Ontario Teachers’ Retirement Compensation Arrangement and the Public Service Supplementary Benefits Plan. Expenses and liabilities of these plans are included in the Pensions Expense and Pensions Liability reported in the above tables.

Pension benefits for employees in the hospital and colleges sectors are provided by the Healthcare of Ontario Pension Plan (“HOOPP”) and the Colleges of Applied Arts and Technology Pension Plan (“CAATPP”).

HOOPP is a multi-employer pension plan covering employees of Ontario’s health care community. CAATPP is a multi-employer pension plan covering employees of the Colleges of Applied Arts and Technology in Ontario, the Board of Trustees, the Ontario College Application Services and the Ontario College Library Services. Both of these plans are accounted for as joint contributory defined benefit plans that provide eligible members with a retirement income based on a formula that takes into account a member’s earnings history and length of service in the plan. The plans are financed by contributions from participating members and employers, and by investment earnings. As organizations covered under these plans are in the government’s reporting entity, the Province includes 56 per cent of BPS organizations’ portion1 of the net obligation of HOOPP and includes 50 per cent of the net obligation of CAATPP.

The obligation for benefits and plan fund assets of these plans is based on actuarial accounting valuations that are performed annually. The government’s best estimate of the long-term annual inflation rate used in the pension calculations for BPS organizations disclosed in the Province’s Consolidated Financial Statements, 2011-12 is 2.5 per cent; the salary escalation rate is 4.75 per cent for HOOPP and 3.5 percent for CAATPP; and the discount rate and expected rate of return on pension plan assets are 6.25 per cent for HOOPP and 6.5 per cent for CAATPP. Actuarial gains or losses are amortized over the expected average remaining service life of the employees of 12.3 years for HOOPP and 10.5 years for CAATPP.

1 BPS organizations are represented in HOOPP at 87 per cent in 2011–12 (2010–11, 88 per cent).

Expenses for HOOPP of $995 million (2010–11, $938 million) and CAATPP of $179 million (2010–11, $184 million) are included in the Salaries, Wages and Benefits expenses of the hospital and colleges sectors respectively (Schedule 10) and in the expenses of the related ministries (Schedule 4 to the Province’s Consolidated Financial Statements, 2011-12). The related liabilities are included in the Pensions and Other Employee Future Benefits liability on the Consolidated Statement of Financial Position.

Funding of these plans is based on statutory actuarial funding valuations undertaken at least once every three years. The employers contributed $827 million to HOOPP in 2011–12 (2010–11, $805 million) and $153 million to CAATPP (2010–11, $145 million). During calendar year 2011, HOOPP paid benefits of $1,335 million (2010, $1,229 million), and CAATPP paid $303 million (2010, $285 million).

Other Employee Future Benefits

Other Employee Future Benefits are non-pension retirement benefits, post-employment benefits, compensated absences and termination benefits.

Non-Pension Retirement Benefits

The Province provides dental, basic life insurance, supplementary health and hospital benefits to retired employees through a self-insured, unfunded defined benefit plan. The liability for non-pension retirement benefits of $5.8 billion as at March 31, 2012 (2011, $5.3 billion) is included in the Other Employee Future Benefits Liability. The expense for 2011–12 of $594 million (2010–11, $456 million) (excluding the expense for BPS organizations) is included in the Other Employee Future Benefits Expense. The BPS expense of $757 million in 2011–12 (2010–11, $684 million) is included in the Salaries, Wages and Benefits expense of BPS organizations (Schedule 10 to the Province’s Consolidated Financial Statements, 2011-12) and in the expenses of the related ministries (Schedule 4 to the Province’s Consolidated Financial Statements, 2011-12).

The discount rate used in the non-pension retirement benefits calculation for 2011–12 is 4.85 per cent (2010–11, 5.2 per cent). The discount rate used by BPS organizations in the non-pension retirement benefits calculation for 2011–12 ranges from 4.0 per cent to 5.0 per cent (2010–11, 4.5 per cent to 5.0 per cent).

Post-Employment Benefits, Compensated Absences and Termination Benefits

The Province provides, on a self-insured basis, workers’ compensation benefits, long-term disability benefits and regular benefits to employees who are on long-term disability. For employees who have completed five years of service, the Province provides termination pay equal to one week’s salary for each year of service up to a maximum of 50 per cent of their annual salary. Employees who have completed one year of service but less than five years are also entitled to termination pay in the event of death, retirement or release from employment. The total post-employment benefits liability of $5.3 billion as at March 31, 2012 (2011, $4.9 billion) is included in the Other Employee Future Benefits Liability. The totalpost-employment benefits expense for 2011–12 of $351 million (2010–11, $330 million) (excluding the expense for BPS organizations) is included in the Other Employee Future Benefits Expense. The BPS total post-employment benefits expense of $746 million for 2011–12 (2010–11, $656 million) is included in the Salaries, Wages and Benefits expense of BPS organizations (Schedule 10 to the Province’s Consolidated Financial Statements, 2011-12) and in the expenses of the related ministries (Schedule 4 to the Province’s Consolidated Financial Statements, 2011-12).

The discount rate used in the post-employment benefits, compensated absences and termination benefits calculations for 2011–12 is 4.3 per cent (2010–11, 4.6 per cent). The discount rate used by BPS organizations in the post-employment benefits for 2011–12 ranges from 3.0 per cent to 5.0 per cent (2010–11, 4.25 per cent to 4.75 per cent).

Other Funds and Liabilities

Other funds and liabilities include pension and benefit funds related to the Provincial Judges’ Pension Fund, the Public Service and the Deputy Ministers’ Supplementary Benefit Accounts, externally restricted funds and other long-term liabilities.

Claims Against the Crown

Of the claims outstanding against the Crown in right of Ontario as at March 31, 2012, 65 (2011, 69) were for amounts over $50 million as reported in Note 12 to the Province’s Consolidated Financial Statements contained in the 2011-2012 Public Accounts of Ontario. These claims arise from legal action, either in progress or threatened, in respect of aboriginal land claims, breach of contract, damages to persons and property and like items. As of December 12, 2012, there were 92 claims outstanding against the Crown in right of Ontario, which were for amounts over $50 million each. The cost to the Province, if any, cannot be determined because the outcome of these actions is uncertain.

DEBT

SELECTED CHARACTERISTICS BY TYPE OF ISSUE

As at March 31, 2012

Debt	As a Percentage of Total	Average Term to Maturity	Average Annual Cost to the Province	Average Annual Rate of Growth 2008-2012
	(%)	(Years)	(%)	(%)
Publicly Held Debt
Debentures & Bonds(1)	75.7	10.4	4.4	12.1
Treasury Bills	3.9	0.2	2.1	22.9
Non-Public Debt
Canada Pension Plan Investment Fund	3.4	17.1	5.5	—
Ontario Teacher’s Pension Plan	0.2	0.2	11.3	(37.2)
Ontario Public Service Employees’ Union Pension Fund	0.2	1.8	11.0	(16.0)
Public Service Pension Plan	0.3	1.8	11.0	(16.0)
Canada Mortgage and Housing Corporation	0.2	5.4	7.3	(7.0)
Other	0.6	7.0	2.3	8.1

	84.5	10.1	4.4	—

Other Liabilities	15.5	N/A	—	17.0

Total	100.0	N/A	N/A	11.3

(1)

All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

Debt Record

The Province has never defaulted on the payment of principal or interest on any of its obligations. Payments have been made when due, subject during wartime to any applicable laws and regulations forbidding such payments.

Debt Maturity and Interest Charges

As at March 31, 2012, approximately 45.1% of the total debt issued for provincial purposes and OEFC Program was scheduled to mature within the next five years and 65.7% within the next 10 years. Interest charges on total debt for fiscal year 2011-12 was $10,082 million and are estimated to be $10,601 million for fiscal year 2012-13 on an accrual and consolidation basis of accounting.

DEBT MATURITY SCHEDULE

As at March 31, 2012

	Total Debt(1)
Year Ending March 31,	Publicly Held Debt	Non-Public Debt	Total	% Of Total
	(in millions)
2013	$ 31,415	$ 2,290	$33,705	13.1
2014	23,984	1,009	24,993	9.7
2015	20,995	676	21,671	8.4
2016	16,327	396	16,723	6.5
2017	18,453	404	18,857	7.4

1-5 years	111,174	4,775	115,949	45.1
6-10 years	50,468	2,436	52,904	20.6
11-15 years	14,304	2,659	16,963	6.6
16-20 years	13,870	330	14,200	5.5
21-25 years	15,976	1,115	17,091	6.6
26-50 years	36,503	3,668	40,171	15.6

	$ 242,295	$ 14,983	$257,278	100.0

(1)

All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

The following table sets forth the scheduled payments of the outstanding external debt of the Province in respect of currency over the five fiscal years.

SCHEDULE PAYMENT OF PRINCIPAL AND INTEREST OF PROVINCE’S EXTERNAL DEBT

	Currency	Outstanding External Debt As at March 31, 2012	2013	Amount of the Payments
				2014	2015	2016	2017
	(in millions)
Principal payment	AUD	1,025	125	100	—	—	300
Interest payment	AUD	—	62	55	49	49	49
Principal payment	CAD*	3,032	250	425	700	250	—
Interest payment	CAD	—	176	153	126	113	111
Principal payment	CHF	3,025	—	300	650	425	200
Interest payment	CHF	—	80	80	72	60	49
Principal payment	EUR	6,225	—	1,500	—	—	—
Interest payment	EUR	—	247	246	183	183	183
Principal payment	GBP	575	200	375	—	—	—
Interest payment	GBP	—	18	8	—	—	—
Principal payment	HKD	3,295	—	930	300	2,065	—
Interest payment	HKD	—	67	67	26	15	—
Principal payment	JPY	159,600	—	14,000	5,000	95,700	—
Interest payment	JPY	—	1,864	1,850	1,671	1,189	742
Principal payment	NOK	4,600	—	2,500	—	2,100	—
Interest payment	NOK	—	144	144	69	69	—
Principal payment	NZD	718	—	—	—	718	—
Interest payment	NZD	—	45	45	45	22	—
Principal payment	USD	38,659	7,858	5,000	8,000	4,700	6,791
Interest payment	USD	—	1,081	934	786	525	360
Principal payment	ZAR	360	—	—	—	300	60
Interest payment	ZAR	—	29	29	29	29	5

*	Canadian dollars issued in foreign market.

(3) Consolidated Debt of the Ontario Public Sector

Overview

While centralized financing is prominent in Ontario, not all funding of the public sector is shown on the Province’s financial statements. Since the responsibilities assigned to the Canadian provinces by the Constitution are uniform (although not all provinces have chosen to assume the same set of responsibilities), interprovincial comparisons are more clearly facilitated by the presentation of the consolidated debt. This method of presenting public sector debt is not affected by the degree of centralization or decentralization of Provincial public sector financing. Included in the total is the debt of municipalities with separate revenue sources, and all of the sector’s revenue sources under provincial jurisdiction.

CONSOLIDATED DEBT OF THE ONTARIO PUBLIC SECTOR

	March 31, 2012	% of Total
	(in millions)
Net Debt(1)	$235,582	93.1
Obligations Guaranteed(2)	681	0.3
Other Public Sector Debt(3)	16,717	6.6

Total Consolidated Debt of the Ontario Public Sector	$252,980	100.0

Source: Ontario Ministry of Finance.

(1)

Net debt is calculated as the difference between liabilities and financial assets. Net debt does not take into account tangible capital assets of $77,172 million as at March 31, 2012 (2011, $69,938 million).

(2)

A provision of $12 million as at March 31, 2012 (2011, $16 million) based on an estimate of the likely loss arising from guarantees under the Ontario Student Support Program has been expensed and is reflected in the accrued liabilities for transfer payments.

(3)	Other Public Sector Debt includes $3,183 million debt of universities, and $13,534 million debt of municipalities.

(4) Selected Debt Statistics

The following table examines the Consolidated Debt of the Ontario Public Sector in absolute terms and in relation to certain provincial economic indicators.

CONSOLIDATED DEBT OF THE ONTARIO PUBLIC SECTOR

	As at March 31,					Average Annual Rate of Growth 2008-2012%
	2008	2009	2010	2011	2012
	(in millions unless otherwise indicated)
Consolidated Debt	$171,118	$183,822	$207,292	$228,359	$252,980	8.4
Consolidated Debt per Capita	13,378	14,215	15,861	17,269	18,927	7.3
Consolidated Debt/Personal Income (%)	36.7	38.4	43.2	45.7	49.1	5.2
Consolidated Debt/GDP (%)	29.3	31.3	35.6	37.3	39.6	5.6

Sources: Ontario Ministry of Finance.

THE CANADIAN DOLLAR

Recent high and low exchange rates for the Canadian dollar in terms of United States cents are as follows:

	2007	2008	2009	2010	2011	Jan 1- Dec 7 2012
High	108.52	102.41	97.16	100.05	105.75	102.99
Low	84.35	77.31	76.92	92.18	93.83	95.99

Source: Bank of Canada daily noon exchange rates.

(5) Financial Tables

I. Summary of Net Debt and Accumulated Deficit

	As at March 31,
	2008	2009	2010	2011	2012
	(in millions)
Non-Public Debt
Canada Pension Plan Investment Board	$10,233	$10,233	$10,233	$10,233	$10,233
Ontario Teachers’ Pension Fund	4,466	3,001	1,765	1,205	625
Canada Mortgage and Housing Corporation	863	811	755	696	635
Public Service Pension Fund	2,260	1,991	1,713	1,403	1,048
Ontario Public Service Employees’ Union Pension Fund	1,074	946	814	667	498
Other	1,430	1,632	1,726	1,842	1,944

	$20,326	$18,614	$17,006	$16,046	$14,983

Publicly Held Debt Debentures and Bonds(1)	$134,524	$145,549	$176,194	$201,427	$223,814
Treasury Bills	5,092	9,051	13,914	13,925	11,926
U.S. Commercial Paper(1)	644	2,006	3,088	3,242	4,701
Infrastructure Ontario (“IO”)	1,631	1,695	1,920	1,989	1,854
Other	—	—	—	—	—

	$141,891	$158,301	$195,116	$220,583	$242,295

Debt(3)	$162,217	$176,915	$212,122	$236,629	$257,278

Cash and Investments	(14,002)	(18,740)	(25,492)	(31,689)	(30,678)
Other Net (Assets)/Liabilities(2)	8,401	11,410	6,959	9,571	8,982

Net Debt	$156,616	$169,585	$193,589	$214,511	$235,582

Non-Financial Assets	(50,999)	(56,347)	(62,632)	(69,938)	(77,172)

Accumulated Deficit	$105,617	$113,238	$130,957	$144,573	$158,410

Source: Ontario Ministry of Finance

(1)

All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivative contracts. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

(2)

Other Net (Assets)/Liabilities include Accounts Receivable, Loans Receivable (including municipal loans by IO), Advances and Investments in Government business enterprises, Accounts Payable, Accrued Liabilities, Pensions, and the liability for Power Purchase Agreements with non-utility generators, debt of hospitals, school boards and colleges, and obligations under Alternative Financing and Procurement arrangements.

(3)	See “4. Public Debt — (5) Financial Tables — Public Accounts, 2011-2012 — Volume 1 — II. Outstanding Debt” for details of individual debt issues.

Risk Management and Derivative Financial Instruments

The Province employs various risk management strategies and operates within strict risk exposure limits to ensure exposure to risk is managed in a prudent and cost-effective manner. A variety of strategies are used, including the use of derivative financial instruments (“derivatives”).

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to minimize interest costs. Hedges are created primarily through swaps, which are legal contracts under which the Province agrees with another party to exchange cash flows based on one or more notional amounts using stipulated reference interest rates for a specified period. Swaps allow the Province to offset its existing obligations and thereby effectively convert them into obligations with more desirable characteristics. Other derivative instruments used by the Province include forward foreign exchange contracts, forward rate agreements, futures and options.

Foreign exchange or currency risk is the risk that foreign currency debt principal and interest payments and foreign currency transactions will vary in Canadian dollar terms due to fluctuations in foreign exchange rates. To manage currency risk, the Province uses derivative contracts including forward foreign exchange contracts, futures, options and swaps to convert foreign currency cash flows into Canadian dollar cash flows. Most of the derivative contracts hedge the underlying debt by matching all the critical terms to achieve effectiveness. In the instances where the term of forward foreign exchange contracts used for hedging is shorter than the term of the underlying debt, the effectiveness is maintained by continuously rolling the forward foreign exchange contract over the remaining term of the underlying debt, or until replaced with a long-term derivative contract.

The current market risk policy allows the amount of unhedged foreign currency debt principal net of foreign currency holdings to reach a maximum of 5 per cent of Debt Issued for Provincial Purposes and OEFC. At March 31, 2012, the respective unhedged levels were 0.98 and nil per cent (2011, 1.04 and nil per cent). A one Japanese yen appreciation of the Japanese currency, relative to the Canadian dollar, would result in unhedged debt denominated in Japanese yen increasing by $22.2 million (2011, $20.9 million) and a corresponding increase in interest on debt of $7.0 million (2011, $4.9 million). A one Swiss rappen appreciation of the Swiss currency, relative to the Canadian dollar, would result in unhedged debt denominated in Swiss franc increasing by $5.6 million (2011, $5.0 million) and a corresponding increase in interest on debt of $0.9 million (2011, $0.6 million). Total foreign exchange gains/losses recognized in the Statement of Operations for 2011–12 were losses of $53.2 million (2010–11, losses of $21.6 million).

Interest on debt expense may also vary as a result of changes in interest rates. In respect of Debt Issued for Provincial Purposes and OEFC debt, the risk is measured as interest rate resetting risk, which is the net of floating rate exposure, liquid reserves and fixed rate debt maturing within the next 12-month period as a percentage of Debt Issued for Provincial Purposes and OEFC debt respectively. Depending on market conditions, the Province creates or reduces its exposure to interest rate changes by issuing or retiring short-term debt, or by entering into or closing out derivative positions. The current market risk policy limits net interest rate resetting risk for Debt Issued for Provincial Purposes and OEFC debt to a maximum of 35 per cent.

At March 31, 2012, the net interest rate resetting risk for Debt Issued for Provincial Purposes and OEFC debt was 8.3 per cent and 13.2 per cent respectively (2011, 8.3 per cent and 13.7 per cent). Based on floating rate interest-bearing financial instruments on hand at March 31, 2012, plus planned refinancing of maturing debt in the coming year, a one per cent (100 basis point) increase in interest rates would result in an increase in interest on debt of $232 million (2011, $220 million).

Liquidity risk is the risk that the Province will not be able to meet its current short-term financial obligations. To reduce liquidity risk, the Province maintains liquid reserves, that is, cash and temporary investments (Note 9 to the Province’s Consolidated Financial Statements, 2011-12), adjusted for collateral (Note 12 to the Province’s Consolidated Financial Statements, 2011-12), at levels that will meet future cash requirements and give the Province flexibility in the timing of issuing debt. Pledged assets are considered encumbered for liquidity purposes while collateral held that can be sold or repledged is a source of liquidity. In addition, the Province has short-term note programs as alternative sources of liquidity.

The table below presents a maturity schedule of the Province’s derivatives, by type, outstanding as at March 31, 2012, based on the notional amounts of the contracts. Notional amounts represent the volume of outstanding derivative contracts and are not indicative of credit risk, market risk or actual cash flows.

DERIVATIVE PORTFOLIO NOTIONAL VALUE

As at March 31,

Maturity in Fiscal Year	2013	2014	2015	2016	2017	6-10 Years	Over 10 Years	2012 Total	2011 Total
	(in millions)
Swaps:
Interest Rate(1)	$17,940	$11,272	$23,536	$13,308	$17,638	$21,899	$7,206	$112,799	$103,164
Cross Currency	11,084	11,162	9,641	7,626	7,564	18,703	—	65,780	62,960
Forward Foreign Exchange Contracts	11,877	—	—	—	—	—	—	11,877	9,558
Swaption	—	100	150	—	500	—	—	750	993

Total	$40,901	$22,534	$33,327	$20,934	$25,702	$40,602	$7,206	$191,206	$176,675

Note:

(1)	Includes $3.2 billion (2011, $2.5 billion) of interest rate swaps related to loans receivable held by consolidated entity.

The use of derivatives introduces credit risk, which is the risk of a counterparty defaulting on contractual derivative obligations in which the Province has an unrealized gain. The table below presents the credit risk associated with the derivative financial instrument portfolio, measured through the replacement value of derivative contracts, at March 31, 2012.

CREDIT RISK EXPOSURE

As at March 31,

	2012	2011
	(in millions)
Gross Credit Risk Exposure	$4,866	$3,502
Less: Netting	(3,962)	(2,917)

Net Credit Risk Exposure	$904	$585

Less: Collateral Received	(616)	(164)

Net Credit Risk Exposure (Net of Collateral)	$288	$421

The Province manages its credit risk exposure from derivatives by, among other things, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Province enters into contractual agreements (“master agreements”) that provide for termination netting and, if applicable, payment netting with most of its counterparties. Gross Credit Risk Exposure represents the loss that the Province would incur if every counterparty to which the Province had credit risk exposure were to default at the same time, and the contracted netting provisions were not exercised or could not be enforced. Net Credit Risk Exposure is the loss including the mitigating impact of these netting provisions. Net Credit Risk Exposure (Net of Collateral) is the potential loss to the Province mitigated by the collateral received from counterparties.

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT

As at March 31, 2012

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
DEBT ISSUED FOR PROVINCIAL PURPOSES

NON-PUBLIC DEBT

PAYABLE IN CANADA IN CANADIAN DOLLARS

To Ontario Teachers’ Pension Fund:
Year ending March 31
2013	1989-1991	TI	11.06 to 11.31	625,000,000

				625,000,000

To Canada Pension Plan Investment Board:

Year ending March 31
2013	1993	CPP	9.17 to 9.45	700,137,000
2014	2005	CPP	4.17	44,887,000
2016	2008	CPP	4.68	42,300,000
2017	2008	CPP	4.08 to 4.88	91,896,000
2019	1999	CPP	5.81 to 5.84	45,270,000
2020	1999	CPP	5.50 to 6.91	869,889,000
2021	2001	CPP	6.33 to 6.67	609,834,000
2022	2002	CPP	6.22 to 6.47	330,994,000
2024	2004	CPP	5.26 to 5.97	688,007,000
2025	2005	CPP	5.15 to 5.79	1,133,182,000
2026	2006	CPP	4.67 to 5.19	574,612,000
2031	2009	CPP	4.79	43,880,000
2032	2009	CPP	4.75	52,000,000
2036	2006-2012	CPP	4.35 to 4.73	681,066,000
2037	2007	CPP	4.50 to 4.76	351,269,000
2038	2008	CPP	4.63 to 4.68	241,756,000
2039	2009	CPP	4.70 to 5.48	493,439,000
2040	2010-2012	CPP	4.36 to 5.03	1,179,395,000
2041	2011	CPP	4.20 to 4.86	799,613,000
2042	2012	CPP	4.23 to 4.56	954,179,000

				9,927,605,000	(2)

To Public Service Pension Fund:
Year ending March 31
2013	1997	OPB	10.38	187,239,902
2014	1997	OPB	11.10	409,677,031
2015	1997	OPB	11.19	450,938,707

				1,047,855,640	(3)

To Public Service Employees’ Union Pension Fund:

Year ending March 31
2013	1997	OPPT	10.38	88,949,180
2014	1997	OPPT	11.10	194,618,964
2015	1997	OPPT	11.19	214,220,513

				497,788,657	(3)

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT – Continued

As at March 31, 2012

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
To Ontario Immigrant Investor Corporation:

Year ending March 31
2013	2008-2009	OIIC 91-100, 102-103	Zero	248,139,591
2014	2009	OIIC 104-105 107-114,116-117	Zero	270,245,557
2015	2010	OIIC 118-129	Zero	273,768,875
2016	2011	OIIC 130-138	Zero	230,062,447

				1,022,216,470
Less: Unamortized Discount				(58,482,148)

				963,734,322

2017	2012	OIIC 139	2.501	4,400,082
2017	2012	OIIC 140	2.144	1,868,018
2017	2012	OIIC 141	1.917	3,109,264
2017	2012	OIIC 142	2.057	3,833,322

				13,210,686

Total Ontario Immigrant Investor Corporation				976,945,008	(4)

To Ontario Mortgage and Housing Corporation:

Year ending March 31
2013	1995	OHC	9.655	6,561,000

				6,561,000	(5)

To Canada Mortgage and Housing Corporation:

Year ending March 31
2000-2013	1973	CMHC	7.25 to 8.25	96,288
2000-2014	1974	CMHC	6.125 to 8.25	2,325,779
2000-2015	1975	CMHC	7.50 to 10.375	2,336,298
2000-2016	1976	CMHC	5.375 to 10.75	6,402,955
2000-2017	1977	CMHC	7.625 to 10.75	5,634,108
2000-2018	1977-1978	CMHC	7.625 to 13.00	16,814,074
2000-2019	1977-1980	CMHC	7.625 to 15.25	20,997,916
2000-2020	1977-1980	CMHC	7.625 to 15.75	35,692,316
2000-2021	1979-1981	CMHC	9.50 to 15.75	18,299,132
2000-2022	1982	CMHC	9.75 to 15.75	781,799

				109,380,665	(6)

TOTAL NON-PUBLIC DEBT				13,191,135,970

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT – Continued

As at March 31, 2012

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
PUBLICLY HELD DEBT
PAYABLE IN CANADA IN CANADIAN DOLLARS
April 9, 2012	April 9, 2009	DMTN194	3M CBA + 0.70	75,000,000	(7)
April 16, 2012	April 22, 2010	DMTN202	1.90	151,000,000
July 7, 2012	May 8, 2002	DMTN46	Zero	100,224	(8)
December 2, 2012	December 2, 2002	DMTN53	5.375	2,000,000,000	(9)
December 2, 2012	September 10, 2007	DMTN178	4.50	1,500,000,000	(7) (9)
April 2, 2013	April 2, 2009	DMTN193	3M CBA + 0.99	827,000,000	(7)
June 2, 2013	September 22, 2003	DMTN69	4.75	3,566,000,000	(9)
September 8, 2013	July 23, 2004	DMTN116	Step-up	100,000,000	(10)
March 8, 2014	January 12, 2004	DMTN93	5.00	5,100,000,000	(9)
September 8, 2014	June 30, 2009	DMTN197	3.25	3,500,000,000	(9)
October 28, 2014	November 3, 2009	DMTN198	3M CBA + 0.25	1,965,000,000	(7)
November 19, 2014	January 22, 2010	DMTN199	3M CBA + 0.14	115,000,000	(7) (9)
December 2, 2014	December 2, 2004	MW	6.80	11,450,000	(7)
March 8, 2015	March 9, 2005	DMTN135	4.50	2,500,000,000	(9)
May 12, 2015	May 12, 2010	DMTN203	3M CBA + 0.18	40,000,000	(7)
September 1, 2015	September 1, 2000	DMTN1	6.25	34,000,000	(7)
September 8, 2015	March 9, 2010	DMTN201	3.15	2,150,000,000	(9)
October 5, 2015	October 5, 2010	DMTN205	3M CBA + 0.23	1,121,000,000	(7) (9)
March 8, 2016	February 14, 2006	DMTN163	4.40	1,250,000,000	(9)
April 12, 2016	April 12, 2011	DMTN209	3M CBA + 0.125	1,090,000,000	(7)
June 2, 2016	June 29, 2005	DMTN149	Step-up	200,000,000	(11)
June 24, 2016	June 24, 2009	DMTN196	3M CBA + 0.62	275,000,000	(7)
June 27, 2016	May 27, 2011	DMTN210	3M CBA + 0.18	1,000,000,000	(7)
September 8, 2016	February 16, 2011	DMTN208	3.20	807,000,000	(9)
September 14, 2016	July 14, 2011	DMTN211	3M CBA + 0.15	1,050,000,000	(7)
December 2, 2016	December 7, 2004	DMTN132	4.875	200,000,000
December 2, 2016	August 22, 2005	DMTN152	Step-up	300,000,000	(12)
March 8, 2017	January 25, 2007	DMTN173	4.30	3,100,000,000	(7) (9)
September 8, 2017	January 20, 2012	DMTN213	1.90	3,250,000,000
March 8, 2018	March 10, 2008	DMTN183	4.20	1,560,000,000	(9)

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT – Continued

As at March 31, 2012

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
June 2, 2018	August 28, 2003	DMTN79	5.50	605,000,000	(7) (9)
June 2, 2019	April 19, 2004	DMTN105	5.35	100,000,000	(7)
June 2, 2019	April 17, 2009	DMTN195	4.40	6,550,000,000	(7) (9)
June 2, 2020	February 22, 2005	DMTN140	4.85	562,000,000	(9)
June 2, 2020	February 23, 2010	DMTN200	4.20	7,875,000,000	(9)
September 4, 2020	September 4, 1998	LY	6.30	15,000,000
June 2, 2021	December 27, 2007	DMTN180	4.50	75,000,000	(7)
June 2, 2021	January 12, 2011	DMTN207	4.00	8,915,000,000	(9)
June 2, 2022	November 8, 2011	DMTN212	3.15	4,500,000,000
July 13, 2022	July 13, 1992	HC	9.50	1,590,438,000
December 2, 2022	December 27, 2007	DMTN181	4.50	75,000,000	(7)
September 8, 2023	September 8, 1993	HP	8.10	940,570,000	(9)
September 8, 2023	July 31, 2007	DMTN177	4.95	75,000,000
June 2, 2025	December 20, 1994	JE	9.50	460,000,000
December 2, 2025	October 5, 1995	JQ	8.50	1,000,000,000
February 6, 2026	February 6, 1996	JY	8.00	12,500,000
June 2, 2026	December 21, 1995	JU	8.00	1,000,000,000
December 2, 2026	February 13, 1997	KR	8.00	386,500,000
December 2, 2026	January 20, 1999	MH	7.00	124,584,000	(13)
February 3, 2027	August 5, 1997	KN	7.50	58,220,000
February 3, 2027	August 5, 1997	KT	6.95	8,726,000
February 3, 2027	April 1, 1998	KY	7.50	11,549,000
February 3, 2027	December 4,1998	LA	7.50	5,507,000
February 4, 2027	February 4, 1998	KQ	7.375	990,000
June 2, 2027	October 17, 1996	KJ	7.60	4,734,700,000	(9)
August 25, 2028	February 25, 1998	LQ	6.25	2,020,000	(9)
March 8, 2029	January 8, 1998	LK	6.50	4,727,000,000
January 13, 2031	September 8, 1995	JN	9.50	125,000,000
June 2, 2031	March 27, 2000	NF	6.20	3,000,000,000
June 2, 2031	November 25, 2010	DMTN206	5.20	133,300,000
March 8, 2033	February 17, 2003	DMTN61	5.85	4,674,610,000
March 8, 2033	April 29, 2004	DMTN110	Step-up	188,000,000	(14)
July 13, 2034	September 21, 2005	DMTN157	5.00	47,500,000	(15)
November 3, 2034	November 3, 1994	HY	9.75	248,800,000

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT – Continued

As at March 31, 2012

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
January 10, 1995 to	November 30, 1994	HZ	9.4688	2,315,904	(16)
January 10, 2035
January 10, 1995 to	November 30, 1994	JA	9.4688	8,012,707	(16)
January 10, 2035
January 10, 1995 to	November 30, 1994	JB	9.4688	8,482,324	(16)
January 10, 2035
January 10, 1995 to	November 30, 1994	JC	9.4688	4,764,354	(16)
January 10, 2035
January 10, 1995 to	November 30, 1994	JD	9.4688	3,171,134	(16)
January 10, 2035
January 12, 2035	January 12, 2007	JG	9.50	110,950,000
February 8, 2035	February 8, 1995	JJ	9.875	32,000,000
June 2, 2035	August 25, 2004	DMTN119	5.60	6,882,300,000
June 2, 2035	January 12, 2005	DMTN133	Step-up	150,000,000	(17)
June 20, 2036	June 28, 1996	KC	8.25	98,984,000
December 1, 2036	March 8, 2006	DMTN158	2.00 Real Return	2,414,058,241	(9) (18)
June 2, 2037	February 22, 2006	DMTN164	4.70	8,700,000,000	(9)
December 2, 2037	February 1, 2005	DMTN138	5.20	100,000,000
June 2, 2038	July 28, 2004	DMTN117	10.00	75,000,000	(19)
June 20, 2038	September 16, 1996	KG	8.10	120,000,000
July 13, 2038	July 29, 1998	LS	5.75	50,000,000
August 25, 2038	August 17, 1998	LT	6.00	86,500,000
June 2, 2039	January 15, 2008	DMTN182	4.60	9,600,000,000	(9)
July 13, 2039	February 2, 1999	MK	5.65	232,200,000
December 2, 2039	February 25, 2000	NE	5.70	1,489,000,000
July 13, 2040	April 18, 2002	DMTN44	6.20	100,000,000
June 2, 2041	June 15, 2010	DMTN204	4.65	11,368,000,000	(9)
December 2, 2041	August 15, 2001	DMTN10	6.20	340,000,000
March 8, 2042	December 4, 2001	DMTN29	6.00	41,000,000
June 2, 2042	January 18, 2002	DMTN33	6.00	240,000,000
June 2, 2043	February 24, 2003	DMTN62	5.75	75,000,000
June 2, 2043	January 31, 2012	DMTN214	3.50	2,100,000,000
June 2, 2044	September 13, 2006	DMTN169	4.60	27,000,000
January 10, 2045	May 25, 1995	JL	8.435	35,531,176	(20)
March 1, 2045	March 1, 1995	JK	9.50	150,000,000
June 2, 2045	August 31, 2005	DMTN153	4.50	175,000,000
June 2, 2046	May 24, 2006	DMTN166	4.85	154,700,000
June 2, 2047	February 28, 2007	DMTN176	4.50	158,000,000
June 2, 2048	May 6, 2008	DMTN184	4.70	50,000,000
June 2, 2054	July 22, 2008	DMTN185	4.60	40,000,000

				136,887,034,064
CPI adjustment to Real Return Swap				(34,516,614)	(18)

				136,852,517,450

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT – Continued

As at March 31, 2012

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

ONTARIO SAVINGS BONDS

June 21, 2012	June 21, 2005	Annual	Variable	8,509,400
June 21, 2012	June 21, 2005	Compound	Variable	10,942,300
June 21, 2012	June 21, 2007	Annual	Step-up	132,214,000
June 21, 2012	June 21, 2007	Compound	Step-up	157,822,200
June 21, 2012	June 21, 2009	Annual	2.00	13,832,600
June 21, 2012	June 21, 2009	Compound	2.00	13,035,100
June 21, 2013	June 21, 2006	Annual	Variable	29,650,700
June 21, 2013	June 21, 2006	Compound	Variable	36,877,400
June 21, 2013	June 21, 2008	Annual	Step-up	22,484,600
June 21, 2013	June 21, 2008	Compound	Step-up	24,837,600
June 21, 2013	June 21, 2010	Annual	2.50	35,693,000
June 21, 2013	June 21, 2010	Compound	2.50	40,298,100
June 21, 2013	June 21, 2010	Annual	Variable	25,128,600
June 21, 2013	June 21, 2010	Compound	Variable	13,611,000
June 21, 2014	June 21, 2007	Annual	Variable	28,988,600
June 21, 2014	June 21, 2007	Compound	Variable	32,472,700
June 21, 2014	June 21, 2009	Annual	3.00	30,995,100
June 21, 2014	June 21, 2009	Compound	3.00	29,523,500
June 21, 2014	June 21, 2009	Annual	Step-up	448,122,500
June 21, 2014	June 21, 2009	Compound	Step-up	258,842,700
June 21, 2014	June 21, 2011	Annual	2.15	26,079,000
June 21, 2014	June 21, 2011	Compound	2.15	23,026,800
June 21, 2014	June 21, 2011	Annual	Variable	17,175,900
June 21, 2014	June 21, 2011	Compound	Variable	7,825,700
June 21, 2015	June 21, 2008	Annual	Variable	25,039,900
June 21, 2015	June 21, 2008	Compound	Variable	25,362,300
June 21, 2015	June 21, 2010	Annual	Step-up	344,265,100
June 21, 2015	June 21, 2010	Compound	Step-up	196,076,900
June 21, 2016	June 21, 2009	Annual	Variable	11,632,300
June 21, 2016	June 21, 2009	Compound	Variable	8,316,800
June 21, 2016	June 21, 2011	Annual	Step-up	215,795,000
June 21, 2016	June 21, 2011	Compound	Step-up	113,644,200
June 21, 2017	June 21, 2010	Annual	3.75	9,892,900
June 21, 2017	June 21, 2010	Compound	3.75	8,818,200
June 21, 2020	June 21, 2010	Annual	4.25	42,659,600
June 21, 2020	June 21, 2010	Compound	4.25	30,912,200
June 21, 2018	June 21, 2011	Annual	3.20	6,864,100
June 21, 2018	June 21, 2011	Compound	3.20	6,381,600
June 21, 2021	June 21, 2011	Annual	3.80	12,080,400
June 21, 2021	June 21, 2011	Compound	3.80	13,346,300

Active Series				2,539,076,900	(21)
Matured Series				60,829,200	(22)

TOTAL ONTARIO SAVINGS BONDS				2,599,906,200

TOTAL PAYABLE IN CANADA IN CANADIAN DOLLARS				139,452,423,550

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT – Continued

As at March 31, 2012

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
PAYABLE IN GLOBAL MARKET IN CANADIAN DOLLARS

February 7, 2024	February 7, 1994	HS	7.50	1,106,700,000

TOTAL PAYABLE IN GLOBAL MARKET IN CANADIAN DOLLARS				1,106,700,000

PAYABLE IN EUROPE IN CANADIAN DOLLARS

April 17, 2013	April 17, 2003	EMTN56	5.50	275,000,000	(9)
October 21, 2015	October 21, 2005	EMTN73	3M CBA+0.03	250,000,000	(7)
July 13, 2034	July 13, 1994	EMTN5	9.40	300,000,000

TOTAL PAYABLE IN EUROPE IN CANADIAN DOLLARS				825,000,000

PAYABLE IN THE UNITED STATES IN CANADIAN DOLLARS

February 18, 2013	February 18, 1993	HJ	9.24	250,000,000

TOTAL PAYABLE IN THE UNITED STATES IN CANADIAN DOLLARS				250,000,000

PAYABLE IN AUSTRALIA IN AUSTRALIAN DOLLARS

September 29, 2020	September 29, 2010	AUD2	6.25	500,000,000

TOTAL PAYABLE IN AUSTRALIA IN AUSTRALIAN DOLLARS				500,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.01231				506,154,720	(23)

PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS

April 23, 2013	April 23, 2003	EMTN57	5.50	100,000,000

TOTAL PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS				100,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.88595				88,595,320	(24)

PAYABLE IN EUROPE IN EURO

April 23, 2019	April 23, 2009	EMTN97	4.75	1,500,000,000
December 3, 2019	December 3, 2009	EMTN100	4.00	1,750,000,000
September 28, 2020	September 28, 2010	EMTN107	3.00	1,250,000,000

TOTAL PAYABLE IN EUROPE IN EURO				4,500,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.39478				6,276,520,967	(25)

PAYABLE IN GLOBAL MARKET IN EURO

May 14, 2013	May 7, 2003	NZ	4.125	750,000,000
December 11, 2013	December 11, 2008	PT	4.25	750,000,000
January 9, 2018	January 9, 2009	PU	3M Euribor +1.39	120,000,000	(9)

TOTAL PAYABLE IN GLOBAL MARKET IN EURO				1,620,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.57164				2,546,063,637	(26)

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT – Continued

As at March 31, 2012

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
PAYABLE IN EUROPE IN HONG KONG DOLLARS

June 26, 2013	June 12, 2003	EMTN61	4.10	500,000,000
November 27, 2013	November 28, 2008	EMTN89	2.98	200,000,000
December 11, 2013	December 11, 2008	EMTN92	3.50	230,000,000
April 11, 2014	April 20, 2009	EMTN96	2.94	300,000,000
June 17, 2015	June 7, 2010	EMTN103	3M Hibor +0.04	1,550,000,000

TOTAL PAYABLE IN EUROPE IN HONG KONG DOLLARS				2,780,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.14766				410,505,942	(27)

PAYABLE IN JAPAN IN JAPANESE YEN

July 28, 2014	July 28, 2003	YL015	0.76	5,000,000,000
August 8, 2018	August 8, 2008	YL016	1.675	8,000,000,000

TOTAL PAYABLE IN JAPAN IN JAPANESE YEN				13,000,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.010441				135,730,711	(28)

PAYABLE IN EUROPE IN JAPANESE YEN

June 24, 2013	June 24, 2003	EMTN59	0.50	5,000,000,000
November 12, 2013	November 12, 2008	EMTN85	1.89	6,000,000,000
December 12, 2013	December 11, 2008	EMTN87	1.805	3,000,000,000
June 8, 2015	June 7, 2010	EMTN104	0.93	95,700,000,000
June 8, 2020	June 7, 2010	EMTN105	1.65	36,900,000,000

TOTAL PAYABLE IN EUROPE IN JAPANESE YEN				146,600,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.012036				1,764,472,322

PAYABLE IN GLOBAL MARKET IN NEW ZEALAND DOLLARS

June 16, 2015	June 16, 2005	PG	6.25	718,450,000

TOTAL PAYABLE IN GLOBAL MARKET IN NEW ZEALAND DOLLARS				718,450,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.89505				643,050,875	(29)

PAYABLE IN EUROPE IN NORWEGIAN KRONER

May 14, 2013	May 14, 2010	EMTN102	3.00.	2,500,000,000
June 11, 2015	June 11, 2010	EMTN106	3.25.	1,350,000,000
January 20, 2016	December 23, 2010	EMTN108	3.375	750,000,000

TOTAL PAYABLE IN EUROPE IN NORWEGIAN KRONER				4,600,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.16834				774,374,611	(30)

PAYABLE IN EUROPE IN U.K. POUNDS STERLING

November 21, 2012	May 21, 2008	EMTN81	5.125	200,000,000
December 10, 2013	January 18, 2011	EMTN109	2.00	375,000,000

TOTAL PAYABLE IN EUROPE IN U.K. POUNDS STERLING				575,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.76975				1,017,607,825	(31)

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT – Continued

As at March 31, 2012

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
PAYABLE IN EUROPE IN SOUTH AFRICAN RAND

August 17, 2015	August 17, 2005	EMTN71	7.75	300,000,000
September 20, 2016	September 20, 2006	EMTN78	9.00	60,000,000

TOTAL PAYABLE IN EUROPE IN SOUTH AFRICAN RAND				360,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.18808				67,708,404	(32)

PAYABLE IN EUROPE IN SWISS FRANCS

September 8, 2014	September 8, 2005	PH	2.00	200,000,000
December 2, 2014	December 2, 2008	EMTN88	2.645	50,000,000
December 4, 2014	December 4, 2009	EMTN98	1.625	400,000,000
June 29, 2015	June 29, 2005	PF	2.125	200,000,000
December 1, 2015	December 1, 2008	EMTN84	3.375	225,000,000
July 30, 2018	July 30, 2008	EMTN82	3.75	225,000,000	(9)
July 30, 2018	August 14, 2009	PY	2.525	100,000,000
December 14, 2018	August 14, 2009	PZ	2.59	100,000,000
April 29, 2019	April 29, 2009	EMTN95	3.375	225,000,000
December 4, 2019	December 4, 2009	EMTN99	2.50	275,000,000
May 7, 2020	May 7, 2010	EMTN101	2.375	400,000,000

TOTAL PAYABLE IN EUROPE IN SWISS FRANCS				2,400,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.07582				2,581,974,981	(33)

PAYABLE IN CANADA IN U.S. DOLLARS

November 18, 2014	November 18, 2004	DMTN131	4.50	300,000,000
December 21, 2016	December 21, 2006	DMTN171	4.95	100,000,000

TOTAL PAYABLE IN CANADA IN U.S. DOLLARS				400,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.22113				488,450,000	(34)

PAYABLE IN UNITED STATES IN U.S. DOLLARS

April 1, 2015	February 29, 2012	USMTN1	3M USD Libor+0.15	350,000,000

TOTAL PAYABLE IN THE UNITED STATES IN U.S. DOLLARS				350,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.99773				349,205,500	(35)

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT – Continued

As at March 31, 2012

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
PAYABLE IN GLOBAL MARKET IN U.S. DOLLARS

May 22, 2012	May 22, 2009	PW	3M Libor+0.45	1,525,000,000	(9)
June 1, 2012	May 24, 2007	PN	4.95	900,000,000
July 17, 2012	July 17, 2002	NQ	5.125	707,600,000
November 19, 2012	November 19, 2009	G45	1.875	3,000,000,000
November 19, 2012	November 19, 2009	G46	3M Libor+0.15	500,000,000	(9)
February 15, 2013	February 7, 2003	NU	4.375	500,000,000
May 7, 2013	May 7, 2010	G49	3M Libor+0.16	500,000,000
July 15, 2013	April 9, 2008	PQ	3.50	1,000,000,000
January 27, 2014	January 27, 2011	G53	1.375	3,445,000,000	(9)
July 16, 2014	June 16, 2009	PX	4.10	4,000,000,000
February 3, 2015	February 3, 2005	PE	4.50	500,000,000	(9)
February 5, 2015	February 5, 2010	G47	2.95	3,000,000,000
June 16, 2015	June 16, 2010	G50	2.70	2,500,000,000
September 15, 2015	September 15, 2010	G51	1.875	1,250,000,000
January 19, 2016	January 18, 2006	PJ	4.75	950,000,000
April 27, 2016	April 27, 2006	PK	5.45	900,000,000
May 10, 2016	May 10, 2011	G54	2.30	3,000,000,000
September 21, 2016	September 21, 2011	G56	1.60	2,000,000,000
November 28, 2016	November 28, 2006	PM	4.95	891,000,000
December 15, 2017	December 15, 2010	G52	3.15	1,250,000,000
July 16, 2018	July 14, 2011	G55	3.00	1,000,000,000
October 7, 2019	October 7, 2009	G44	4.00	2,000,000,000
April 14, 2020	April 14, 2010	G48	4.40	2,000,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN U.S. DOLLARS				37,318,600,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.04892				39,144,280,458	(36)

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT – Continued

As at March 31, 2012

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
TOTAL BONDS				198,428,819,823

TREASURY BILLS				11,449,373,000

U.S. COMMERCIAL PAPER (in U.S. Dollars)				4,672,500,000	(37)

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.00617				4,701,331,650
UNAMORTIZED FOREIGN EXCHANGE GAINS/(LOSSES)				(77,412,118)

TOTAL PUBLICLY HELD DEBT				214,502,112,355

TOTAL NON-PUBLIC AND PUBLIC DEBT				227,693,248,325

OTHER DEBT

SCHOOL BOARD TRUST DEBT

Year ending March 31
2037	2004		5.90	891,000,000
Less: Sinking Fund				(131,584,992)

				759,415,008	(38)

TOTAL DEBT ISSUED FOR PROVINCIAL PURPOSES				228,452,663,333

DEBT ISSUED BY:

Ontario Infrastructure and Lands Corporation				1,854,170,651
Ontario Northland Transportation Commission				19,881,929
Niagara Parks Commission				28,560,807
ORNGE.				298,779,762
Ontario Mortgage and Housing Corporation				525,281,712
Other Consolidation Adjustments				(865,847,232)

NET CONSOLIDATION AND OTHER ADJUSTMENTS				1,860,827,629	(39)

TOTAL PROVINCIAL PURPOSE DEBT AFTER NET CONSOLIDATION AND OTHER ADJUSTMENTS				230,313,490,962

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT – Continued

As at March 31, 2012

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$
DEBT ISSUED FOR ONTARIO ELECTRICITY FINANCIAL CORPORATION (OEFC)

NON-PUBLIC DEBT

PAYABLE IN CANADA IN CANADIAN DOLLARS

Canada Pension Plan Investment Board:
2021	2001	CPP	6.08	19,375,000
2022	2002	CPP	6.17 to 6.29	172,961,000
2023	2003	CPP	6.16	38,130,000

TOTAL NON-PUBLIC DEBT				230,466,000	(2)

PUBLICLY HELD DEBT

PAYABLE IN CANADA IN CANADIAN DOLLARS

December 2, 2012	May 12, 2003	DMTN53	5.375	500,000,000
December 2, 2012	December 20, 2007	DMTN178	4.50	300,000,000
June 2, 2013	May 28, 2003	DMTN69	4.75	2,164,000,000
March 8, 2014	January 28, 2004	DMTN93	5.00	1,200,000,000
September 8, 2014	October 9, 2009	DMTN197	3.25	150,000,000
November 19, 2014	January 22, 2010	DMTN199	3M CBA + 0.14	135,000,000	(40)
March 8, 2015	January 24, 2005	DMTN135	4.50	500,000,000
September 8, 2015	December 10, 2010	DMTN201	3.15	100,000,000
October 5, 2015	November 26, 2010	DMTN205	3M CBA + 0.23	50,000,000	(40)
March 8, 2016	February 14, 2006	DMTN163	4.40	1,800,000,000
September 8, 2016	February 16, 2011	DMTN208	3.20	193,000,000
March 8, 2017	January 12, 2007	DMTN173	4.30	2,300,000,000
March 8, 2018	March 10, 2008	DMTN183	4.20	1,440,000,000
June 2, 2018	June 6, 2005	DMTN79	5.50	110,000,000
June 2, 2019	April 27, 2009	DMTN195	4.40	550,000,000
June 2, 2020	February 22, 2005	DMTN140	4.85	29,000,000
June 2, 2020	April 22, 2010	DMTN200	4.20	475,000,000
June 2, 2021	April 15, 2011	DMTN207	4.00	85,000,000
September 8, 2023	November 29, 2004	HP	8.10	50,000,000
June 2, 2027	February 4, 2000	HC-KJA	7.60	100,500,000
August 25, 2028	April 6, 1999	HC-LQA	6.25	78,600,000
December 1, 2036	October 4, 2005	DMTN158	2.00 Real Return	788,172,000	(18)
June 2, 2037	September 1, 2006	DMTN164	4.70	400,000,000
June 2, 2039	July 10, 2009	DMTN182	4.60	100,000,000
June 2, 2041	March 9, 2011	DMTN204	4.65	282,000,000

TOTAL PAYABLE IN CANADA IN CANADIAN DOLLARS				13,880,272,000	(9)

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT – Continued

As at March 31, 2012

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

PAYABLE IN EUROPE IN CANADIAN DOLLARS

April 17, 2013	June 3, 2003	EMTN56	5.50	150,000,000	(9)
July 8, 2014	July 8, 2004	EMTN63	3M CBA+0.07	500,000,000	(40)
February 17, 2015	February 17, 2005	EMTN69	4.50	200,000,000

TOTAL PAYABLE IN EUROPE IN CANADIAN DOLLARS				850,000,000

PAYABLE IN AUSTRALIA IN AUSTRALIAN DOLLARS

November 30, 2016	November 30, 2006	AUD1	6.00	300,000,000

TOTAL PAYABLE IN AUSTRALIA IN AUSTRALIAN DOLLARS				300,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.87509				262,525,500	(41)

PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS

July 13, 2012	July 13, 2005	EMTN70	5.50	125,000,000

TOTAL PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS				125,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.94398				117,996,875	(42)

PAYABLE IN GLOBAL MARKET IN EURO

October 9, 2017	January 9, 2009	PU	3M Euribor+1.39	105,000,000	(9)

TOTAL PAYABLE IN GLOBAL MARKET IN EURO				105,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.70800				179,340,000	(43)

PAYABLE IN EUROPE IN HONG KONG DOLLARS

December 29, 2015	December 29, 2008	EMTN94	3.30	515,000,000

TOTAL PAYABLE IN EUROPE IN HONG KONG DOLLARS				515,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.16034				82,572,774	(44)

PAYABLE IN EUROPE IN SWISS FRANCS

July 8, 2013	July 8, 2003	EMTN60	2.50	300,000,000
May 27, 2016	May 27, 2008	EMTN80	3.375	200,000,000
July 30, 2018	December 29, 2008	EMTN82	3.75	125,000,000	(9)

TOTAL PAYABLE IN EUROPE IN SWISS FRANCS				625,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.20802				755,010,278	(45)

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT – Continued

As at March 31, 2012

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

PAYABLE IN EUROPE IN U.S. DOLLARS

December 18, 2018	December 18, 2008	EMTN93	4.28	60,000,000

TOTAL PAYABLE IN EUROPE IN U.S. DOLLARS				60,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.22750				73,650,000	(46)

PAYABLE IN GLOBAL MARKET IN U.S. DOLLARS

May 22, 2012	May 22, 2009	PW	3M Libor+0.45	225,000,000
November 19, 2012	November 19, 2009	G46	3M Libor+0.15	500,000,000
January 27, 2014	January 27, 2011	G53	1.375	55,000,000
February 3, 2015	February 3, 2005	PE	4.50	500,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN U.S. DOLLARS				1,280,000,000	(9)

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.07258				1,372,897,500	(47)

TOTAL BONDS				17,574,264,927

TREASURY BILLS				1,181,257,000
UNAMORTIZED FOREIGN EXCHANGE GAINS				43,968,551

TOTAL PUBLICLY HELD DEBT				18,799,490,478

TOTAL DEBT ISSUED BY THE PROVINCE FOR OEFC				19,029,956,478

DIRECT OEFC DEBT				7,934,474,000

TOTAL OEFC DEBT				26,964,430,478

TOTAL CONSOLIDATED DEBT				257,277,921,440

DEBT ISSUED FOR INVESTMENT PURPOSES*
ONTARIO POWER GENERATION INC				5,126,000,000
HYDRO ONE INC				3,759,000,000

TOTAL DEBT ISSUED FOR INVESTMENT PURPOSES				8,885,000,000

* Debt for Investment Purposes, as a result of a debt for equity swap between the Province and Ontario Power Generation Inc. and Hydro One Inc., is eliminated upon consolidation.

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT – Continued

As at March 31, 2012

References:

1.

All debt issues are non-callable, except as noted below. Debt is payable at a fixed rate, or a floating rate with reference to a stated index, reset usually every three months (3M). These floating rate indices are CBA - Canadian Bankers’ Acceptance Rate, Euribor - Euro Interbank Offered Rate, Hibor - Hong Kong Interbank Offered Rate, and Libor - London Interbank Offered Rate. All foreign currency debt has been converted into Canadian dollars equivalents at the rates of the currency exchange agreements if the debt is hedged, or at year end exchange rates if unhedged. 96.4 per cent of foreign currency debt is hedged as at March 31, 2012. The exchange rates of foreign currencies to Canadian dollars as at March 31, 2012 are: Australian dollar 1.0334; euro 1.3297; Hong Kong dollar 0.1285; Japanese yen 0.012036; New Zealand dollar 0.8169; Norwegian krone 0.1751; South African rand 0.1303; Swiss franc 1.1046; United States dollar 0.9973; and U.K. pound sterling 1.5953.

2.

The Canada Pension Plan Investment Board (CPPIB) invests funds in the Province of Ontario’s non-marketable securities. Effective July 1, 2005, under a side-letter agreement signed between the CPPIB and the Province, CPPIB offered the Province upon maturity of the debentures held to the credit of the Canada Pension Plan Investment Fund (“CPPIF”) that were issued before January 1, 1998, an option of issuing new replacement debentures to the CPPIB with a maximum term of 30 years (minimum term of 5 years and with subsequent roll over options subject to the 30 years maximum from the date of issue of the first replacement debenture) at a rate based on the capital market rates at the time of roll over. These debentures are not negotiable or transferable and are assignable only to a wholly-owned subsidiary of the Canada Pension Plan Investment Board. On April 1, 2007, all debentures held to the credit of the CPPIF or purchased by the Minister of Finance of Canada in accordance with Section 110 of the Canada Pension Plan were transferred to the CPPIB.

3.

OPB & OPPT: Pursuant to the Ontario Public Service Employees’ Union Pension Act, 1994 and the Asset Transfer Agreement of December 12, 1994, the Province was obligated to re-split the debentures between the Public Service Pension Fund (“PSPF”) and the Ontario Public Service Employees’ Union Pension Plan Trust Fund (“OPSEU Fund”). On June 13, 1997 a Restated Sponsorship Amendment and Asset Transfer Agreement was signed, replacing the 1994 agreement, which resulted in the existing split after debt payment. The terms of these debentures require that the principal be repaid in 12 equal monthly payments in the year preceding the date of maturity.

4.	OIIC: Total outstanding amount is $977 million, including $964 million of zero coupon bonds and $13 million of compound fixed rate bonds.

5.

OMHC: Debentures issued to Ontario Mortgage and Housing Corporation (OMHC) are not negotiable and not transferable or assignable but are redeemable in whole or in part at the option of the OMHC on six months prior written notice.

6.	CMHC: The terms of these debentures require that equal payments be made each year until their maturity. Each payment consists of blended principal and interest.

7.

The Province entered into interest rate agreements for certain Canadian bonds to effectively convert their interest rateobligations according to the Province’s risk management strategy. These bonds and effective rates are: DMTN194 2.04%; DMTN178 3M CBA - 0.31% ($150 million); DMTN193 2.44%; DMTN198 3.02%; DMTN199 2.75%; MW 3M CBA

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT – Continued

As at March 31, 2012

rate -0.05%; DMTN203 3.39%; DMTN1 3M CBA rate - 0.02%; DMTN205 2.61%; DMTN209 2.83%; DMTN196 3.73%; DMTN210 2.77%; DMTN211 2.31%; DMTN173 3M CBA rate - 0.279% ($210 million); DMTN195 3M CBA rate + 0.58% ($600 million); DMTN79 4.84% ($125 million); DMTN105 4.94%; DMTN180 4.52%; DMTN181 4.50% and EMTN73 4.34%.

8

DMTN46: This is a variable payment bond with a yield of 4.53%. The principal and interest are repayable on a blended semi-annual instalment. During the fiscal year 2011-12, principal repaid was $0.2 million.

9.	These debt series are issued for provincial purposes for OEFC.

10.

DMTN116: Bonds are extendible at the option of the bondholders on the initial maturity date of September 8, 2013 to the final maturity date of March 8, 2033. Interest is payable semi-annually at 4.625% until the initial maturity date and at 5.85% if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a rate of 5.08%.

11.

DMTN149: Bonds are extendible at the option of the bondholders on the initial maturity date of June 2, 2016 to the final maturity date of June 2, 2035 and, if extended, are exchangeable at the option of the bondholders on June 13, 2016 for Series DMTN119. Interest is payable semi-annually at 3.6% until June 2, 2016 and 4.8% thereafter, if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this obligation to a rate of 4.67%.

12.

DMTN152: Bonds are extendible at the option of the bondholders on the initial maturity date of December 2, 2016 to the final maturity date of June 2, 2035 and, if extended, are exchangeable on December 14, 2016 for Series DMTN119 at par. Interest is payable semi-annually at 3.75% until the initial maturity date and thereafter at 4.75%, if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a rate of 4.76%.

13.	MH: The terms of these debentures require that a special one-time interest payment of $31.1 million be made at maturity.

14.

DMTN110: Bonds were retractable at the option of the bondholders on March 8, 2012 or if the bondholders did not retract the bonds the bondholders might exchange the bonds at par on March 21, 2012 for Series DMTN61. Bondholders did not exercise the option and $12 million was exchanged for DMTN61. Interest is payable semi-annually at 5.85%.

15.	DMTN157: Interest is payable semi-annually at 15.0% until January 13, 2006 and thereafter at 5.0%.

16.

Series HZ, JA, JB, JC and JD: These are zero coupon bonds which require unequal payments consisting of principal and interest to be made at predetermined irregular intervals. During the fiscal year 2011-12, principal repaid was $0.6 million. By January 10, 2035, the principal and interest to be repaid on these bonds will be $230 million.

17.

DMTN133: Bonds are retractable at the option of the bondholders on December 2, 2014 or exchangeable for Series DMTN119 at par on December 15, 2014. Interest is payable at 4.0% until December 2, 2014 and thereafter at 5.35% until final maturity date. In addition, the Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a rate of 5.26%.

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT – Continued

As at March 31, 2012

18.

DMTN158: This Real Return Bond bears interest to the indexed adjusted principal in relation to All-Items Consumer Price Index for Canada (the “CPI”), issued with a base index of 127.54839 on March 8, 2006. Consequent to the change of official time base reference period from 1992 to 2002 by the Bank of Canada on June 19, 2007, the base index has been changed to 107.18352. Total issue size is $2,844 million in principal, of which $700 million has been on-lent to OEFC, and $300 million has been swapped effectively to a nominal debt paying a fixed rate of 4.66%. The amount outstanding represents the indexed value of the principal.

19.	DMTN117: The bond was issued at a high premium in 2004 to offer a yield of 5.74%.

20.

JL: The terms of these debentures require unequal payments, consisting of both principal and interest, to be made at predetermined irregular intervals with the final payment on January 10, 2045. The total principal and interest to be payable over the life of the debenture is $1,325 million.

21.

OSB: Variable-Rate Bonds issued before 2009 are redeemable at the option of the holder on June 21 and December 21 and for the following 14 calendar days. However, Variable-Rate Bonds issued in 2009 and after are redeemable annually on June 21 only. Step-up Rate Bonds are redeemable at the option of the holder on June 21 and December 21 and for the following 14 calendar days. Fixed-Rate Bonds are redeemable at maturity. All current outstanding OSBs may be redeemed upon the death of the beneficial owner.

OSB - Fixed Rate:

Before 2009, the Province issued fixed rate Ontario Savings Bonds for a term of three years. In 2009, fixed rate bonds were issued for a term of two, three and five years and in 2010 and 2011, fixed rate bonds were issued for a term of three, seven and ten years.

OSB - Step-up Rate:
2007 Series: Interest is payable at 4.0%, 4.2%, 4.4%, 4.6%, and 4.95%;

2008 Series: Interest is payable at 2.6%, 2.8%, 3.0%, 3.2%, and 4.0%;

2009 Series: Interest is payable at 0.75%, 1.5%, 2.5%, 3.5% and 4.5%;

2010 Series: Interest is payable at 1.0%, 2.0%, 3.0%, 3.75%, and 4.25%;

2011 Series: Interest is payable at 1.25%, 1.5%, 2.0%, 2.5%, and 3.75%;

in year 1, 2, 3, 4 and 5 respectively.

OSB – Variable Rate only:

For debt issued before 2009, the Minister of Finance resets the interest rate every six months. For debt issued in and after 2009, the interest rate is reset yearly, on June 21 only. The interest rates on June 21, and December 21, 2011 were re-set at 1.25% and 1.3% respectively.

22.	OSB: The outstanding amount represent bonds matured but not yet presented for redemption. No interest is payable on these bonds.

23.	AUD2: The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 3.82%.

24.	EMTN57: The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 5.59%.

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT – Continued

As at March 31, 2012

25

EMTN Euro Bonds: The Province entered into interest rate agreements that effectively converted the interest rate on $4,548 million of these obligations to a fixed rate of 4.44%, and $1,729 million to a 3-month CBA rate plus 1.44%.

26.

Euro Global Bonds: The Province entered into interest rate agreements that effectively converted the interest rate on $1,395 million of these obligations to a fixed rate of 5.04%, and $1,151 million to a rate of 4.77%.

27.	EMTN HKD Bonds: The Province entered into interest rate agreements that effectively converted the interest rate on these obligations to a fixed rate of 3.78%.

28.	YL015/16: The Province entered into interest rate agreements that effectively converted the interest rate on $76 million of these obligations to a fixed rate of 4.34%.

29.	PG: The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 4.24%.

30	EMTN NOK Bonds: The Province entered into interest rate agreements that effectively converted the interest rate on these obligations to a fixed rate of 2.90%.

31.

EMTN81/109: The Province entered into interest rate agreements that effectively converted the interest rate on $552 million of these obligations to a fixed rate of 3.42% and $466 million to a 3-month CBA rate plus 0.20%.

32.	EMTN71/78: The Province entered into interest rate agreements that effectively converted the interest rate on these obligations to a fixed rate of 4.36%.

33.

Europe CHF Bonds: The Province entered into interest rate agreements that effectively converted the interest rate on $1,823 million of these obligations to a fixed rate of 4.12% and $262 million to a rate of 5.10%, and $497 million of these obligations remain unhedged.

34.	Domestic USD Bonds: The Province entered into interest rate agreements that effectively converted the interest rate on these obligations to a fixed rate of 4.47%.

35.	USMTN1: The Province entered into interest rate agreements that effectively converted the interest rate on these obligations to a rate of 1.43%.

36.

USD Global Bonds: The Province entered into interest rate agreements that effectively converted the interest rate on $25,151 million of these obligations to a fixed rate of 3.91%, and $13,994 million to a 3M CBA rate plus 0.39%.

37.	U.S. Commercial Paper issues are discount notes with maturities up to 244 days.

38.

SBT: The School Board Trust was created in June 2003 to permanently refinance debt incurred by 55 school boards to support their capital projects prior to the introduction of the student focused funding model in 1998. The Trust issued 30-year sinking fund debentures amounting to $891 million in June 2003. The Trust provided $882 million of the proceeds to the 55 school boards in exchange for the irrevocable right to receive future transfer payments from the Province related to this debt. These amounts will be reduced over the 30-year period by the transfer payments made by Ministry of Education to the Trust under the School Board Operating Grant program.

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

II. OUTSTANDING DEBT – Concluded

As at March 31, 2012

39.

Net consolidation and other adjustments include third party debt held by other government organizations and the elimination of debt issued to and Ontario securities held by these organizations. The following are the Ontario securities held by other government organizations (in millions):

Ontario Bonds:
AgriCorp: $9.2 million DMTN53, $23.6 million DMTN93, $3 million DMTN197, $3 million MW, $10.1 million DMTN135, $18 million DMTN132, and $20 million DMTN173.

Ontario Infrastructure and Lands Corporation: $1.2 million DMTN207, $70.3 million DMTN212, $74.3 million DMTN204, $31.1 million DMTN200 and $118.3 million DMTN213.

Ontario Energy Board: $3 million DMTN93, $1 million DMTN69.

Forest Renewal Trust: $2.7 million DMTN173, $1.7 million DMTN195, and $0.6 million DMTN163.

Ontario Trillium Foundation: $11.7 million DMTN69, $11.6 million DMTN93, $11.8 million DMTN197, and $11.5 million DMTN135.

Treasury Bills:

Ontario Infrastructure and Lands Corporation: $398 million, Northern Ontario Heritage Fund Corporation: $170 million, Ontario Realty Corporation: $50 million, Ontario Capital Growth Corporation: $59 million, Ontario Immigrant Investor Corporation: $10 million, Forest Renewal Trust: $3 million, and Ontario Trillium Foundation: $16 million.

40.

The OEFC entered into interest rate agreements for certain Canadian bonds to effectively convert their interest rate obligations according to the Province’s risk management strategy. These bonds and effective rates are: DMTN199 2.75% ($65 million); DMTN205 2.67% and EMTN63 5.28%.

41.	AUD1 (OEFC): The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 4.24%.

42.	EMTN70 (OEFC): The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 4.0%.

43.	PU (OEFC): The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 4.0%.

44.	EMTN94 (OEFC): The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 4.13%.

45.	EMTN CHF Bonds (OEFC): The Province entered into interest rate agreements that effectively converted the interest rate on these obligations to a fixed rate of 5.24%.

46.	EMTN93 (OEFC): The Province entered into interest rate agreements that effectively converted the interest rate on this obligation to a fixed rate of 4.22%.

47.

USD Global Bonds (OEFC): The Province entered into interest rate agreements that effectively converted the interest rate on $555 million of these obligations to a fixed rate of 4.68% and $725 million to a rate of 1.67%.

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

III. CONTINGENT LIABILITIES – OBLIGATIONS GUARANTEED BY THE PROVINCE OF ONTARIO

For the year ended March 31, 2012

LOANS GUARANTEED

	Year of Issue	Rate of Interest	Outstanding March 31, 2012	References
		%	$

MINISTRY OF AGRICULTURE, FOOD AND RURAL AFFAIRS
Commodity Loan Guarantee Program	2011-12	Various	11,281,989	(1)
Feeder Cattle Loan Guarantee Program	2011-12	Various	16,382,369	(2)
FarmPlus Rural Loan Pool Program	2011-12	Various	617,862

TOTAL MINISTRY OF AGRICULTURE, FOOD AND RURAL AFFAIRS			28,282,220

MINISTRY OF MUNICIPAL AFFAIRS AND HOUSING
Ontario Mortgage and Housing Corporation “Homes Now” Mortgage Financing Program	1989	Various	24,339,000	(3)

TOTAL MINISTRY OF MUNICIPAL AFFAIRS AND HOUSING			24,339,000

MINISTRY OF NORTHERN DEVELOPMENT, MINES AND FORESTRY
Rosko Forestry Operation Ltd.	2008	5.25	471,122
Global Sticks	2009	6.00	1,437,278
Global Sticks	2010	6.45	1,299,318
Hanover Veneer	2008	Prime+1	465,057
Greenview Wood Products	2011	6.00	1,806,029

TOTAL MINISTRY OF NORTHERN DEVELOPMENT, MINES AND FORESTRY			5,478,804

MINISTRY OF TRAINING, COLLEGES AND UNIVERSITIES

Ontario Student Loan Plan:
Class “A”	Various	Prime	6,464,165
Class “B”	Various	Prime+1	1,580,668
Class “C”	Various	Prime+1	99,062,702

TOTAL MINISTRY OF TRAINING, COLLEGES AND UNIVERSITIES			107,107,535

TOTAL LOANS GUARANTEED			165,207,559

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

III. CONTINGENT LIABILITIES – OBLIGATIONS GUARANTEED

BY THE PROVINCE OF ONTARIO – Continued

For the year ended March 31, 2012

OTHER GUARANTEES

	Year of Issue	Rate of Interest	Outstanding March 31, 2012	References
		%	$
MINISTRY OF FINANCE
Ontario Municipal Improvement Corporation	1991	9.17 to 11.04	44,235,000	(4)
Loan Facility by United Communities Credit Union Ltd. To Pelee Island Co-operative Association	2010	4.75	575,145	(5)
Loan guarantees under Aboriginal Loan Guarantee Program	2011	Various	105,005,507	(6)

TOTAL MINISTRY OF FINANCE			149,815,652

TOTAL OTHER GUARANTEES			149,815,652

TOTAL LOANS AND OTHER GUARANTEES			315,023,211

FINANCIAL GUARANTEES:

MINISTRY OF FINANCE

Two agreements are in place to satisfy the Canadian Nuclear Safety Commission (“CNSC”) licensing requirements for financial guarantees in respect of Ontario Power Generation Inc’s (“OPG”) nuclear station decommissioning and nuclear waste management obligations. One agreement gives CNSC access (in prescribed circumstances) to the segregated funds established under the Ontario Nuclear Funds Agreement (“ONFA”). The other agreement between the Province and CNSC provides a direct provincial guarantee to the CNSC on behalf of OPG. This guarantee, for up to $1,545 million, effective March 1, 2010, relates to the portion of the decommissioning and waste management obligations not funded by the value of the segregated funds as at January 1, 2009. In return, the Province receives from OPG an annual fee equal to 0.5% of the value of the direct provincial guarantee. CNSC is in the process of reviewing the provincial guarantee amount that will be requested for the 2013-2017 period.

References:

1.	The Province’s maximum liability for the program is $120,000,000.
2.	The Province’s maximum liability for the program is $130,000,000.
3.

Loans totalling $30,900,000 taken by Ontario Mortgage and Housing Corporation for “Homes Now” from the Federal Government’s Canada Pension Plan allotment have been guaranteed by the Province. Starting 1993, most of these loans, except for loans related to Student Housing ($24,339,000), were refinanced by the private sector and funds realized were loaned to the Ministry of Finance. The Ministry of Finance will report its loan of $6,561,000 as a liability therefore this should be excluded from the guarantee amount.

4.

In accordance with the Capital Investment Plan Act, 1993, the Ontario Municipal Improvement Corporation’s (“OMIC”) assets and liabilities were transferred to the Ontario Financing Authority (“OFA”) on November 15, 1993. OMIC received loans from the Canada Pension Plan (“CPP”) and the Province, which OMIC used to make loans to municipalities and school boards under similar terms as its debt.

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

III. CONTINGENT LIABILITIES – OBLIGATIONS GUARANTEED

BY THE PROVINCE OF ONTARIO – Concluded

For the year ended March 31, 2012

5.

The Province has guaranteed the repayment of loan facility made by United Communities Credit Union Limited to Pelee Island Cooperative Association for a period beginning May 11, 2010 and ending at the earliest of April 1, 2015 or repayment of all the amounts borrowed. The maximum amount guaranteed is $ 0.6 million plus any unpaid interest, costs and expenses thereon.

6.

The Province has provided two guarantees under the Aboriginal Loan Guarantee Program during the fiscal year 2011-12 for a combined total of $106 million. The maximum amount guaranteed is $106 million plus any unpaid interest. These two guarantees will mature in the fiscal year 2025-26. Borrowers paid the Province a guarantee fee of 0.15% of the guaranteed amount.

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

IV. * CLAIMS AGAINST THE CROWN

As at March 31, 2012

The following are claims arising from legal action either in progress or threatened against the Crown in respect of breach of contract, damages to persons and property and like items. The amounts claimed have not been specified, but in each case are expected to exceed $50 million.

1.	Dudley Abbot et al. (preferred shareholders of Crown Trust) v. HMQRO.
2.	Theriault v. HMQRO.
3.	Mary Lou LaPratte, Roland LaPratte, Sheila Horrell, Arthur Horrell et al. v. HMQRO.
4.	Monaghan, John Richard v. HMQRO et al.
5.	Arnold Guettler, Neo-Form Corporation and Neo-Form North America Corporation v. HMQRO et al.
6.	R. Shawn A. Cantlon v. HMQRO.
7.	Augier, Gideon McGuire v. HMQRO et al.
8.	Deep, Dr. Albert Ross v. HMQRO.
9.	Mastronardi, Giovanna v. HMQRO.
10.	General Motors Corporation v. HMQRO.
11.	Adam’s Mine Rail Haul v. HMQRO.
12.	Twain, Jim Chief v. HMQRO.
13.	Office & Professional Employees International Union and Ontario Public Service Employees’ Union v. HMQRO.
14.	Harrison, John Arthur v. HMQRO.
15.	Whole World Trade Ltd. v. HMQRO.
16.	Sarazin, Daniel Lynden v. HMQRO.
17.	Brown, Vincent v. HMQRO.
18.	Chuang, David v. HMQRO.
19.	Greenfield Ethanol (formerly Commercial Alcohols Inc.) v. HMQRO.
20.	Nazarali, Hassan v. HMQRO.
21.	Dr. Jeffrey Lipsitz v. HMQRO.
22.	Mallory, Richard, et al. v. HMQRO.
23.	Plaunt, Donald v. HMQRO, et al.
24.	Williams, James-Andrew v. HSBC Bank, et al.; Williams, James-Andrew v. TD Bank, et al.
25.	Empire Communications Ltd. & Empire Pleasantview Communities Ltd. v. HMQRO and Ontario Realty Corporation.
26.	Dolmage as Litigation Guardian of Marie Slark and Jim Dolmage as Litigation Guardian of Patricia Seth v. HMQRO and Huronia Regional Centre.
27.	McNamara, Michael et al. v. HMQRO.
28.	Sidhu, Avtar v. HMQRO.
29.	Magnotta Winery Corporation et al. v. AGCO et al.
30.	Mayotte, Michael v. HMQRO.
31.	Karas, et al. v. LAWPRO et al.
32.	McSheffrey v. HMQRO.
33.	Keatley Surveying Ltd. v Teranet Inc.
34.	Xu, Rui Bin v. HMQRO.
35.	Xu, Rui Bin v. HMQRO.
36.	W. Ross Macdonald School for the Blind v. HMQRO.
37.	Southwestern – Rosalind Bechard as Litigation Guardian for Mary Ellen Fox as plaintiff v. HMQRO.
38.	Rideau – David Mckillop by his Litigation Guardian Christine Victoria Grace Clarke v. HMQRO.
39.	Trillium Power Wind Corporation v. HMQRO.
40.	Gerald Guy Brummell v. HMQRO et al.
41.	Pinder, Diane, et al. v. HMQRO, et al.

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

IV. * CLAIMS AGAINST THE CROWN – Continued

As at March 31, 2012

42.	Renda, Anamaria, et al. v. HMQRO.
43.	Good, Sherry v. Toronto Police Services Board, et al.
44.	Marino, Terry v. HMQRO et al.
45.	Panza, Francesco, et al. v. Corporation of the City of Mississauga et al.
46.	SouthPoint Wind v. HMQRO.
47.	George Stifel v. HMQRO.
48.	Anthony Coote v. Bilodeau Q.C., Roger, et al.
49.	Janice Cerra et al. v. Corporation of the City of Thunder Bay.
50.	Neyka Mokedey v. Hamilton Police Services Board, et al.
51.	Anderlis Leasing Enterprises et al. v. HMQRO.
52.	Northern Diamond Gaming Services Limited and Diamond Gaming Services Inc. et al. v. HMQRO.
53.	First Class Casinos and Mr. Casino Inc. v. HMQRO.
54.	1191067 Ontario Inc., Silvo Di Gregorio and Tom Jones v. HMQRO.
55.	The Chippewas of Sarnia, the Chippewas of Kettle Point et al. v. HMQRO, Polysar Hydrocarbons Limited et al.
56.	Clifford Meness et al., for themselves and all other members of the Algonquins of Golden Lake Band of Indians v. HMQRO.
57.	Roger Southwind on behalf of the Lac Seul Indian Band v. HMQRO.
58.	Moose Factory First Nation et al. v. Spruce Falls Power and Paper Company Limited.
59.	New Post First Nation et al. v. Spruce Falls Power and Paper Company Limited.
60.	Beaver House First Nation v. HMQRO.
61.	The Chippewas of Saugeen and Nawash First Nations regarding Bruce Peninsula v. HMQRO.
62.	Missanabie Cree First Nation v. HMQRO and HMQRC.
63.	Six Nations of the Grand River Band v. HMQRO.
64.	Mishkeegogamang First Nation and seventeen others v. HMQRO.
65.	Wikwemikong Indian Band v. HMQRO.
66.	Chippewas of Sarnia Band v. HMQRO.
67.	Mississauga of Alderville, Beausoleil, Chippewas of Georgia Island, Mnjikaning (Rama), Curve Lake Hiawatha, and Scugog Island First Nation v. HMQRO.
68.	Wesley Big George on behalf of seven Lake of the Woods First Nations v. HMQRO.
69.	Big Grassy (Mishkosiimiiniiziibing) First Nation and Ojibways of Onigaming First Nations adjacent to the Lake of the Woods and Winnipeg River area who are signatories to Treaty 3 v. HMQRO.
70.	Wauzhushk Onigum First Nation and Ochiichagwe’babig o’ining First Nation and Washagamis Bay First Nations v. HMQRO.
71.	Walpole Island First Nations v. HMQRO.

PUBLIC ACCOUNTS, 2011-2012 — VOLUME 1

IV. * CLAIMS AGAINST THE CROWN – Concluded

As at March 31, 2012

72.	The Begetikong Anishnabe First Nation (aka the Ojibways of Pic River) Chief Roy Michano, Councilor Duncan Michano and Councilor Arthur H. Fisher v. HMQRO.
73.	Whitesand First Nation v. HMQRO.
74.	Moose Deer Point First Nation v. HMQRO.
75.	Kinew, Tobasonakwut v. HMCRC and HMQRO.
76.	Garden River First Nation Reserve No. 14 v. HMQRO.
77.	Sinclare, Alfred v. HMQRO.
78.	Long Lake No. 58 First Nation v. HMQRO.
79.	Biinjitiwaabik Zaaging Anishinabek First Nation (Rocky Bay Band) v. HMQRO.
80.	Sand Point First Nation v. HMQRO.
81.	Pic Mobert First Nation v. HMQRO.
82.	Pays Plat First Nation v. HMQRC and HMQRO.
83.	Agency One Damages v. HMQRO.
84.	Long Lake No. 58 First Nation v. HMQRO.
85.	Atikameksheng Anishnawbek v. HMQRO and HMQRC, et al.
86.	The Corporation of the Town of Fort Frances v. HMQRC et al.
87.	Kapuskasing Cree First Nation v. HMQRO, Ontario Power Generation et al.
88.	Wahgoshig First Nations v. Solid Gold and HMQRO.
89.	Brett, L. Brenda and Wells, C. Thomas v. HMQRO.
90.	Peter Fallis v. HMQRO.
91.	Grant Forest Products Inc. v. HMQRO.
92.	Direk v. v. HMQRO.
93.	DaSilva-Mepham v. HMQRC and HMQRO.
94.	Ilha v. HMQRO.
95.	Proceedings before the Copyright Board of Canada.
96.	Gallo v. HMQRO and HMQRC.
97.	Karen Egesi v. HMQRO.

*	Updated for changes up to date of release of Public Accounts. 58 of the above claims were assessed as “not determinable”, with the remainder assessed as “unlikely”.